EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

SP ACQUISITION HOLDINGS, INC.

and

FRONTIER FINANCIAL CORPORATION

Dated as of July 30, 2009

i

(continued)

5.14 Labor Relations.	32
5.15 Employee Benefit Plans.	33
5.16 Material Contracts.	36
5.17 Properties and Leases.	37
5.18 Privacy of Customer Information.	38
5.19 Legal Proceedings.	39
5.20 Reports.	39
5.21 Books and Records.	39
5.22 Loans to Executive Officers, Directors and Principal Shareholders.	40
5.23 Independence of Directors.	40
5.24 Fiduciary Activities.	40
5.25 Tax and Regulatory Matters; Consents.	40
5.26 State Takeover Laws.	41
5.27 Stockholders’ Support Agreements.	41
5.28 Brokers and Finders; Opinion of Financial Advisor.	41
5.29 No Participation In TARP.	41
5.30 Board Recommendation.	41
5.31 Statements True and Correct.	42
5.32 Approvals.	42

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SPAH	43

6.1 Organization, Standing, and Power.	43
6.2 Authority; No Breach By the Agreement.	43
6.3 Capital Stock.	44
6.4 SPAH Subsidiaries.	44
6.5 Exchange Act Filings; Securities Offerings; Financial Statements.	44
6.6 Absence of Undisclosed Liabilities.	46
6.7 Absence of Certain Changes or Events.	46
6.8 Tax Matters.	47
6.9 Assets.	49
6.10 Intellectual Property.	50
6.11 Environmental Matters.	50
6.12 Compliance with Laws.	50
6.13 Labor Relations.	51
6.14 Employee Benefit Plans.	52
6.15 Material Contracts.	52
6.16 Properties and Leases.	53
6.17 Legal Proceedings.	53
6.18 Reports.	53
6.19 Books and Records.	53
6.20 Loans to Executive Officers and Directors.	54
6.21 Independence of Directors.	54

(continued)

6.22 Tax and Regulatory Matters; Consents.	54
6.23 Brokers and Finders.	54
6.24 Board Recommendation.	54
6.25 Statements True and Correct.	55
6.26 SPAH Trust Fund.	55
6.27 Prior Business Operations.	56

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION	56

7.1 Affirmative Covenants of FFC.	56
7.2 Negative Covenants of the Parties.	56
7.3 Affirmative Covenants of SPAH.	59
7.4 Adverse Changes in Condition.	59
7.5 Reports.	59
7.6 Claims Against Trust Account.	60

ARTICLE 8 ADDITIONAL AGREEMENTS	60

8.1 Registration Statement; Joint Proxy Statement.	60
8.2 Stockholder and Warrantholder Approvals.	62
8.3 Other Offers, etc.	62
8.4 Consents of Regulatory Authorities.	64
8.5 Agreement as to Efforts to Consummate.	64
8.6 Investigation and Confidentiality.	64
8.7 Press Releases.	65
8.8 Charter Provisions.	65
8.9 Employee Benefits and Contracts.	66
8.10 Indemnification.	67

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	68

9.1 Conditions to Obligations of Each Party.	68
9.2 Conditions to Obligations of SPAH.	70
9.3 Conditions to Obligations of FFC.	72

ARTICLE 10 TERMINATION	73

10.1 Termination.	73
10.2 Effect of Termination.	75
10.3 Non-Survival of Representations and Covenants.	75

ARTICLE 11 MISCELLANEOUS	76

11.1 Expenses.	76

(continued)

11.2 Brokers, Finders and Financial Advisors.	77
11.3 Entire Agreement.	77
11.4 Amendments.	77
11.5 Waivers.	78
11.6 Assignment.	78
11.7 Notices.	78
11.8 Governing Law.	80
11.9 Counterparts.	80
11.10 Captions; Articles and Sections.	80
11.11 Interpretations.	81
11.12 Enforcement of Agreement.	81
11.13 Severability.	81
11.14 No Third Party Beneficiaries.	81

LIST OF APPENDICES AND EXHIBITS

Exhibit	Description

A	Certificate of Incorporation of the Surviving Corporation

B	Bylaws of the Surviving Corporation

C	Form of Support Agreement

D	Form of Lock-up Agreement

E	Form of Warrant Amendment Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2009, is by and between SP Acquisition Holdings, Inc., a Delaware corporation (“SPAH”) and Frontier Financial Corporation, a Washington corporation (“FFC”).

RECITALS

WHEREAS, the Boards of Directors of FFC and SPAH have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which FFC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, SPAH (the “Merger”), with SPAH as the Surviving Corporation in the Merger;

WHEREAS, the Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

DEFINITIONS

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any inquiry, offer, or proposal (whether communicated to the applicable Party or publicly announced to a Party’s stockholders) by any Person (except, in the case of a proposal to FFC, other than a proposal from SPAH or any of its Affiliates) for an Acquisition Transaction involving a Party or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of the Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a Party by any Person or Group (except, in the case of a proposal to FFC, a proposal from SPAH or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities (or options, warrants, or Rights, or securities convertible into or exchangeable for, such securities) of such Party or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (except, in the case of a proposal to FFC, other than SPAH or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities (or options, warrants, or Rights, or securities convertible into or exchangeable for, such securities) of a Party or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination reorganization, recapitalization, liquidation, dissolution or similar transaction involving a Party pursuant to which the stockholders of such Party immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of a Party; or (iii) any liquidation or dissolution of FFC or SPAH, other than as provided for in the SPAH Trust Agreement; provided that, for purposes of Section 11.1(b), “Acquisition Transaction” will include any acquisition, by tender or exchange offer, merger, consolidation or other business combination or otherwise, directly or indirectly, of any Person by a Party.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.  For purposes of this definition, a Person shall be deemed to have control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of more than 50% of the voting securities of such other Person, by Contract or otherwise.

 “Articles of Merger” means the Articles of Merger to be filed with the Secretary of State of the State of Washington.

“Assets” of a Person means all of the assets (including securities), properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” means Frontier Bank, a Washington state bank and a wholly owned Subsidiary of FFC.

“Bank Secrecy Act” means The Bank Secrecy Act of 1970, as amended.

 “Business Day” means any date that is not a Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed.

“Certificate of Merger” means the certificate of merger to be filed with the Delaware Secretary of State.

“Closing Date” means the date on which the Closing occurs.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a Party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

 “DGCL” means the General Corporation Law of the State of Delaware.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, or program or other arrangement, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, death or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.  §§ 9601, et seq.  (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C.  §§ 6901, et seq.  (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C.  §§ 11001, et seq.); (iv) the Clean Air Act (42 U.S.C.  §§ 7401, et seq.); (v) the Clean Water Act (33 U.S.C.  §§ 1251, et seq.); (vi) the Toxic Substances Control Act (15 U.S.C.  §§ 2601, et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) — (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) — (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) — (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity if it would have ever been considered a single employer with the FFC under ERISA Section 4001(b) or part of the same “controlled group” as the FFC for purposes of ERISA Section 303(k)(6)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco.

“FFC Common Stock” means the common stock, no par value, of FFC.

“FFC Entities” means, collectively, FFC and all FFC Subsidiaries.

“FFC Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of FFC as of December 31, 2007 and 2008 and as of June 30, 2009 and the related statements of earnings, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2006, 2007 and 2008, and for the six months ended June 30, 2009, and (ii) the consolidated balance sheets of FFC (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 2009.

“FFC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of FFC and its Subsidiaries, taken as a whole, or (ii) the ability of FFC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “FFC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FFC (or any of its Subsidiaries) taken with the prior written consent of SPAH in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment; provided, however, that this exception shall not be given effect to the extent that such change has a disproportionate effect on FFC, (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of FFC, including expenses incurred by FFC in consummating the transactions contemplated by this Agreement.

“FFC Real Property” means all Owned Real Property and all Leased Real Property.

“FFC Stock Plans” means the Frontier Financial Corporation 2006 Stock Incentive Plan, Amended and Restated Frontier Financial Corporation Incentive Stock Option Plan, Frontier Financial Corporation 1999 Employee Stock Award Plan, Frontier Financial Corporation 2001 Stock Award Plan, Interbancorp, Inc. 1996 Non-Employee Director Stock Option Plan, Interbancorp, Inc. 1996 Stock Option Plan, NorthStar Bank 2001 Employee Stock Option Plan, NorthStar Bank 1994 Employee Stock Option Plan and NorthStar Director Nonqualified Stock Option Plan and Liberty Bay Financial Corporation Incentive Stock Option Plan II.

 “FFC Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of two-thirds of the outstanding shares of FFC Common Stock entitled to vote on the Merger in accordance with applicable Law.

“FFC Subsidiaries” means the Subsidiaries, if any, of FFC, as of the date of this Agreement.

 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Joint Proxy Statement” means the prospectus/joint proxy statement included as part of the Registration Statement.

“Keefe Bruyette” means Keefe, Bruyette & Woods, Inc.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“NASDAQ” means The NASDAQ Stock Market LLC

“NYSE Amex” means NYSE Amex LLC.

 “Operating Property” means any property other than OREO that is owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and used by such Party or any of its Subsidiaries in the ordinary course of their business or held by such Party or Subsidiary for future use in their business.

 “OREO” means all real estate that is owned by any FFC Entity, including any real estate acquired by foreclosure or by deed-in-lieu thereof, that is not occupied and used by such FFC Entity in the ordinary course of business or held by an FFC Entity for future use.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means SPAH or FFC and “Parties” means both of such Persons.

“Permit” means any Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a Party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Privacy Requirements” means: (i) Title V of the Gramm-Leach-Bliley Financial Modernization Act of 1999, as amended (the “GLB Act”); (ii) Federal regulations implementing such act and codified at 12 C.F.R.  Part 332; (iii) the Interagency Guidelines Establishing Standards for Safeguarding Customer Information set forth in 12 C.F.R. Part 364; and (iv) any other applicable Requirements of Law relating to the privacy and security of Customer Information.

“Prospectus” means the final prospectus of SPAH, dated as of October 10, 2007.

“Registration Statement” means a registration statement, together with any and all amendments and supplements thereto, on Form S-4 filed with the SEC under the Securities Act, and complying with applicable state securities Laws and including a prospectus/joint proxy statement satisfying all requirements of applicable state securities Laws and the Securities Act.

 “Regulation O” means the regulation set forth at 12 C.F.R. Part 215.

“Regulatory Authorities” means, collectively, the Commission, the NYSE Amex, the State of Washington Department of Financial Institutions, the NASDAQ, the Financial Industry Regulatory Authority, the FDIC, the Department of Justice, the Federal Reserve, the Federal Trade Commission and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

 “Requirements of Law” means, with respect to any Person, any certificate or articles of incorporation, as applicable, bylaws or other organizational or governing documents of such Person, and any law, ordinance, statute, rule, regulation, judgment, order, decree, injunction, permit, issuance or other determination, finding, guidance or recommendation of any Governmental Authority or final and binding determination of any arbitrator applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county or local (including, if applicable, usury laws, the federal Truth-In-Lending Act, the federal Fair Debt Collection Practices Act, the federal Equal Credit Opportunity Act, the federal Fair Credit

Reporting Act, the GLB Act, and rules and regulations of the Federal Reserve, each as amended from time to time).

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person.

“Sandler O’Neill” means Sandler O’Neill + Partners, L.P.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“SPAH Certificate of Incorporation” means the SPAH Certificate of Incorporation, as amended and restated on October 11, 2007.

“SPAH Common Stock” means the common stock, par value $0.001 per share, of SPAH.

“SPAH Entities” means, collectively, SPAH and all SPAH Subsidiaries, if any.

 “SPAH Financial Statements” means (i) the balance sheets (including related notes and schedules, if any) of SPAH as of December 31, 2007 and 2008 and as of June 30, 2009 and the related statements of earnings, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two years ended December 31, 2007 and 2008, and for the six months ended June 30, 2009, and (ii) the balance sheets of SPAH (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 2009.

“SPAH IPO Common Stock” means the 43,289,600 shares of SPAH Common Stock issued in connection with the SPAH initial public offering on October 16, 2007 and the exercise of the over-allotment option.

“SPAH Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of SPAH and its Subsidiaries, taken as a whole, or (ii) the ability of SPAH to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this

Agreement; provided that “SPAH Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of SPAH (or any of its Subsidiaries) taken with the prior written consent of FFC in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment; provided, however, that this exception shall not be given effect to the extent that such change has a disproportionate effect on SPAH (E) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or (F) direct effects of compliance with this Agreement on the operating performance of SPAH, including expenses incurred by SPAH in consummating the transactions contemplated by this Agreement.

“SPAH Stockholder” means a Person who owns SPAH Common Stock.

“SPAH Stockholder Approval” means (a) the approval of this Agreement, on substantially the terms and conditions set forth in this Agreement, and the transactions contemplated hereby, including the Merger by (i) the holders of a majority of the outstanding shares of SPAH Common Stock entitled to vote, present in person or represented by proxy, at the Stockholders Meeting and (ii) a majority of the SPAH IPO Common Stock cast at the Stockholders Meeting, in person or by proxy, with holders owning no more than 10% of the shares of the SPAH IPO Common Stock (minus one share) voting against the Agreement and the Merger and thereafter exercising their Conversion Rights and (b) the approval of the amendments to the SPAH Certificate of Incorporation set forth in Exhibit A by the holders of a majority of the outstanding shares of SPAH Common Stock entitled to vote, present in person or represented by proxy, at the Stockholders Meeting.

“SPAH Subsidiaries” means the Subsidiaries of SPAH, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of SPAH in the future and held as a Subsidiary by SPAH at the Effective Time.

“SPAH Trust Agreement” means the Investment Management Trust Agreement by and between SPAH and Continental Stock Transfer & Trust Company, dated as of October 15, 2007.

 “SPAH Warrants” means warrants issued by SPAH, each entitling the holder thereof to purchase one share of SPAH Common Stock on the terms and conditions set forth in the Amended and Restated Warrant Agreement dated as of October 4, 2007 between SPAH and Continental Stock Transfer & Trust Company, as the same may be amended from time to time.

“SPAH Warrantholder” means a Person who owns SPAH Warrants.

“SPAH Warrantholder Approval” means the approval of the Warrant Amendment Agreement, insubstantially the form attached hereto, by (i) the holders of a majority of the SPAH Warrants entitled to vote on the Warrant Amendment Agreement at the Stockholders Meeting

and (ii) a majority of the outstanding SPAH Warrants issued in, or subsequent to, SPAH’s initial public offering.

“Stockholders Meetings” means the FFC stockholders meeting, the SPAH stockholders meeting and the SPAH Warrantholders meeting, including any adjournment or adjournments thereof, each held in connection with the approval of this Agreement, the Warrant Amendment Agreement, as applicable, and the consummation of the transactions contemplated hereby.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of a Party and (ii) on terms that the Board of Directors of such Party determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, (a) are more favorable to such Party’s stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, and (b) is reasonably likely to be consummated on the terms so proposed, in each case with respect to sub clauses (a) and (b), taking into account, among other things, all legal, tax, financial, regulatory, timing and other aspects of, and conditions to, the Superior Proposal and the Person or group making the Superior Proposal (including any financing required by such Person or group).

 “Surviving Corporation” means SPAH as the surviving corporation resulting from the Merger with an amended and restated Certificate of Incorporation as provided in Section 2.1 hereof.

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) in respect to any item described in clause (i).

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

 “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Warrant Amendment Agreement” means the form of Warrant Amendment Agreement attached hereto as Exhibit E.

“WBCA” means the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, as amended.

(b)           The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Section
Agreement	Introduction
Allowance	5.9 (a)
BHCA Code	5.1 Recitals
CERCLA	Definitions, “Environmental Laws”
Claims	7.6
Closing	1.2
Conversion Rights	3.1 (a)
Customer Information	5.17 (a)
Dissenting Shares	3.3
DOL	5.15 (b)
Effective Time	1.3
Exchange Agent	4.1 (a)
Exchange Ratio	3.1(b)
Excluded Shares	3.1 (b)
Expenses	11.1(a)
FFC	Introduction
FFC Benefits Plan	5.15 (a)
FFC Benefits Plans	5.15 (a)
FFC Contracts	5.16 (a)
FFC ERISA Plan	5.15 (a)
FFC Exchange Act Reports	5.5 (a)
FFC Restricted Share	3.5(a)
FFC Stock Award	3.5(a)

Term	Section
FFC Stock Option	3.5 (a)
FFC Tax Opinion	9.3 (e)
GLB Act	Definitions, “Privacy Requirements”
Indemnified Party	8.10 (a)
IRS	5.2 (c)
Lease Agreement	5.17(c)
Leased Real Property	5.17(b)
Lock-up Agreement	8.9(f)
Maximum Amount	8.10 (b)
Merger	Recitals
Merger Consideration	3.1 (b)
Other Plan	5.15 (a)
Owned Real Property	5.17(a)
RCRA	Definitions, “Environmental Laws”
Support Agreement	5.27
SPAH	Introduction
SPAH Contract	6.11 (a)
SPAH Certificate of Amendment	9(a)(i)(2)
SPAH Exchange Act Reports	6.5 (a)
SPAH Tax Opinion	9.2 (g)
Termination Fee	11.1 (b)
Takeover Laws	5.24
Trust Fund	6.19
WARN Act	5.14 (c)

(c)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, FFC shall be merged with and into SPAH pursuant to Section 252 of the DGCL and Section 23B.11.070 of the WBCA, with the effects set forth in the DGCL and the WBCA, and SPAH shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware and the Bank shall become a wholly-owned subsidiary of SPAH.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of SPAH and FFC.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M.  Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree.  The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and time stated in the Certificate of Merger reflecting the Merger to be filed and become effective with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL (the “Certificate of Merger”) and the Articles of Merger reflecting the Merger to be filed and become effective with the Secretary of State of the State of Washington, as provided in Sections 23B.11.050 and 23B.11.070 of the WBCA (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use commercially reasonable efforts to cause the Effective Time to occur on or before October 10, 2009 and as soon as possible after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the last of the stockholders of SPAH and FFC approve this Agreement to the extent such approval is required by applicable Law, and/or the FFC Articles of Incorporation and the SPAH Certificate of Incorporation.

1.4	Assumption of Liabilities.

Effective as of the Effective Time, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of SPAH as well as those of FFC, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of SPAH or FFC.

1.5	Restructure of Transaction.

SPAH shall have the right to revise the structure of the Merger contemplated by this Agreement; provided, however, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of FFC Common Stock or FFC Rights are entitled to receive under this Agreement, or (ii) shall impose any less favorable terms or conditions on the Bank or FFC; provided further, however, no such revision shall be effective without the prior written consent of FFC.  SPAH may request such consent by giving written notice to FFC in the manner provided in Section 11.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of a proposed Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

ARTICLE 2

TERMS OF MERGER

2.1	Charter.

The SPAH Certificate of Incorporation, which shall be further amended and restated in substantially in the form attached to this Agreement as Exhibit A and approved by the shareholders of SPAH as contemplated by Section 8.2(a) hereof, shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time, until otherwise duly amended or repealed.

2.2	Bylaws.

The Bylaws of SPAH, substantially in the form attached to this Agreement as Exhibit B, shall be the Bylaws of the Surviving Corporation, from and after the Effective Time, until otherwise duly amended or repealed.

2.3	Directors and Officers.

(a) On or prior to the Effective Time, the Board of Directors of SPAH shall cause the number of directors that will comprise the full board of directors of SPAH at the Effective Time to be fixed at five (5), which board shall consist of two (2) directors designated by SPAH from its current board of directors, both of whom shall be “independent” under the rules of the national securities exchange on which the SPAH Common Stock is then listed and under the Exchange Act), two (2) directors designated by FFC from its current board of directors, which will consist of Patrick Fahey and one (1) other director who shall be “independent” under the rules of the national securities exchange on which the SPAH Common Stock is then listed and under the Exchange Act; and one (1) director who will be Warren Lichtenstein, or a designee of Warren Lichtenstein, which such director shall serve as the chairman of the Surviving Corporation’s Board of Directors, all of whom shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. No other individuals shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time.

(b)  On or prior to the Effective Time, the Board of Directors of SPAH will take all actions necessary to cause the officers of FFC as of the date of this Agreement to be elected or appointed as the officers of the Surviving Corporation as of the Effective Time, all of whom shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(c) On or prior to the Effective Time, the Board of Directors of FFC will take all such actions necessary to (i) cause the number of directors that will comprise the full board of directors of the Bank at the Effective Time to be fixed at either seven (7) or five (5); provided that if the number of directors that will comprise the full board of directors of the Bank is fixed at seven (7), such board shall consist of John McNamara as Chairman, Patrick Fahey, three (3) directors designated by SPAH and two (2) other directors designated by FFC; however, if the number of directors that will comprise the full board of directors of the Bank is fixed at five (5), such board shall consist of John McNamara as Chairman, Patrick Fahey, two (2) directors designated by SPAH and one (1) other director designated by FFC; all of whom shall serve as the directors of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director and (ii) cause the officers of the Bank as of the date of this Agreement to continue to serve as the officers of the Bank from and after the Effective Time in accordance with the Bank’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(d) The headquarters of the Surviving Corporation will be located in Everett, Washington.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1	Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SPAH, FFC or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of SPAH Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares as to which conversion rights provided for in Section C of Article Sixth of the SPAH Certification of Incorporation (“Conversion Rights”) have been exercised shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

(b)           Each share of FFC Common Stock (excluding shares held by SPAH or any FFC Entity (“Excluded Shares”), in each case other than in a fiduciary capacity or as a result of debt previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.0530 shares of newly issued SPAH Common Stock and 0.0530 newly issued SPAH Warrants having the same terms and conditions as the publicly traded SPAH Warrants immediately prior to the Effective Time after giving effect to the Warrant Amendment Agreement (the “Merger Consideration”). The 0.0530 multiple used in this Section 3.1(b) is referred to in this Agreement as the “Exchange Ratio”.

3.2	Anti-Dilution Provisions.

In the event SPAH changes the number of shares of SPAH Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock (specifically excluding the effect of the exercise of the Conversion Rights) and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3	Dissenters’ Rights.

Any holder of shares of FFC Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Chapter 23B.13 of the WBCA  shall be entitled to receive from the Surviving Corporation, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of such Law, and surrendered to FFC the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”).  In the event that after the Effective Time a dissenting stockholder of FFC fails to perfect, or effectively withdraws or loses, such dissenters’ rights, SPAH or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FFC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of FFC Common Stock held by such holder.

3.4	Fractional Shares.

No fraction of a share of SPAH Common Stock or fraction of a SPAH Warrant will be issued by virtue of the Merger.  Instead, each holder of FFC Common Stock that would otherwise be entitled to a fraction of a share of SPAH Common Stock or a fraction of a SPAH Warrant shall be permitted to aggregate all fractional shares of SPAH Common Stock and all fractional SPAH Warrants that otherwise would be received by such holder and any resulting fractional shares or fractional SPAH Warrants shall be rounded to the nearest whole share or nearest whole SPAH Warrant.

3.5	Stock Options and other Stock-Based Awards.

(a) As of the Effective Time, all outstanding options to purchase shares of FFC Common Stock granted under the FFC Stock Plans (each, a “FFC Stock Option”), whether or not then vested, all outstanding shares of FFC Common Stock subject to vesting or other lapse restrictions pursuant to any of the FFC Stock Plans (each, a “FFC Restricted Share”), all outstanding rights of any kind, contingent or accrued, to receive shares of FFC Common Stock or benefits measured by the value of a number of shares of FFC Common Stock, and all awards of any kind consisting of shares of FFC Common Stock, granted under the FFC Stock Plans (other than FFC Stock Options and FFC Restricted Shares) (each, a “FFC Stock Award”) and all rights under any provision of the FFC Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of FFC shall be canceled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a FFC Stock Option, a FFC Restricted Share or a FFC Stock Award shall cease to have any rights with respect thereto.  FFC shall take all such actions as are necessary to ensure that, as of and after the Effective Time, no Person shall have any right under the FFC Stock Plans or any other plan, program, agreement or arrangement with respect to securities of FFC, the Surviving Corporation or any subsidiary thereof.

(b) At or before the Effective Time, FFC shall cause to be effected any necessary amendments to the FFC Stock Plans and any other resolutions, letters, consents, notices or other documents or instruments, in such form reasonably acceptable to SPAH, as may be required under the FFC Stock Plans or any FFC Stock Options, FFC Restricted Shares or FFC Stock Awards to give effect to the foregoing provisions of this Section 3.5.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, SPAH shall cause the exchange agent selected by SPAH, which shall be an independent transfer agent or trust company (the “Exchange Agent”) to mail to the former stockholders of FFC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of FFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent).  The certificate or certificates of FFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require.  In the event of a transfer of ownership of shares of FFC Common Stock represented by certificates that are not registered in the transfer records of FFC, the Merger Consideration payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer Taxes have been paid.  In the event any certificate representing FFC Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as SPAH may reasonably direct, or an indemnification agreement reasonably acceptable to SPAH, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration as provided for in Section 3.1.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  SPAH shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.

(b) After the Effective Time, each holder of shares of FFC Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the consideration provided in Section 3.1, without interest, pursuant to this Section 4.1.  SPAH shall not be obligated to deliver the consideration to which any former holder of FFC Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 4.1.  Any other provision of this Agreement notwithstanding, neither SPAH, nor any FFC Entity, nor the Exchange Agent shall be liable to any holder of FFC Common Stock or to any holder of FFC Rights for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) Each of SPAH and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FFC Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law or by any Taxing Authority or Governmental Authority.  To the extent that any amounts are so withheld by SPAH, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FFC Common Stock or FFC Rights, as applicable in respect of which such deduction and withholding was made by SPAH, the Surviving Corporation or the Exchange Agent, as the case may be.

(d) Adoption of this Agreement by the stockholders of FFC shall constitute ratification of the appointment of the Exchange Agent.

4.2	Rights of Former FFC Stockholders.

At the Effective Time, the stock transfer books of FFC shall be closed as to holders of FFC Common Stock and no transfer of FFC Common Stock by any holder of such shares shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of FFC Common Stock (other than certificates representing Excluded Shares and Dissenting Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FFC

FFC represents and warrants to SPAH, except as set forth on the Schedules hereto, with respect to each such Section below as follows:

5.1	Organization, Standing, and Power.

FFC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”) and, except as disclosed in Schedule 5.13(d), in good standing with the Federal Reserve.  The Bank is a state chartered bank, duly organized and validly existing under the laws of the State of Washington and possesses all necessary branch approvals issued by the Regulatory Authorities to engage in the commercial banking business at the offices in which such business is conducted.  Each of FFC and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Each of FFC and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect.  The minute books and other organizational documents for each of FFC and the Bank have been made available to SPAH for its review and, except as disclosed in Schedule 5.1, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

5.2	Authority of FFC; No Breach By the Agreement.

(a) FFC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FFC, subject to the approval of this Agreement and the consummation of the transactions contemplated hereby, by the holders of a two-thirds of the outstanding shares of FFC Common Stock entitled to be voted at the FFC Stockholders Meeting (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), which is the only FFC stockholder vote required for approval of this Agreement and consummation of the Merger.  Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FFC, enforceable against FFC in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by FFC, nor the consummation by FFC of the transactions contemplated hereby, nor compliance by FFC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FFC’s Articles of Incorporation or Bylaws or the charter, certificate of incorporation or articles of association or incorporation, as the case may be, or bylaws of any FFC Subsidiary or any resolution adopted by the Board of Directors or the stockholders of any FFC Entity, or (ii) except as disclosed in Schedule 5.2, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FFC Entity under, any FFC Contract or Permit of any FFC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.4, constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to any FFC Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws and the rules of the NASDAQ, and other than Consents required from Regulatory Authorities, other than notices to or filings with the Internal Revenue Service (“IRS”), and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by FFC of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a) The authorized capital stock of FFC consists of 100,000,000 shares of FFC Common Stock and 10,000,000 shares of preferred stock, of which 47,131,853 shares of FFC Common Stock are issued and outstanding as of the date of this Agreement and no shares of preferred stock are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding FFC Rights had been exercised, not more than 47,131,853 shares would be issued and outstanding at the Effective Time.  All of the issued and outstanding shares of capital stock of FFC are duly and validly issued and outstanding and are fully paid and nonassessable under the WBCA.  None of the outstanding shares of capital stock of FFC have been issued in violation of any preemptive rights of the current or past stockholders of FFC.

(b) Except for the 5,688,665 shares of FFC Common Stock reserved for issuance pursuant to outstanding FFC Rights, each as disclosed in Schedule 5.3, there are no shares of capital stock or other equity securities of FFC reserved for issuance and no outstanding Rights relating to the capital stock of FFC.

(c) Except as specifically set forth in this Section 5.3, there are no shares of FFC capital stock or other equity securities of FFC outstanding and there are no outstanding Rights with respect to any FFC securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of FFC.

5.4	FFC Subsidiaries.

Schedule 5.4 lists each of the FFC Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the FFC Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the form of organization and the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein).  Except as disclosed in Schedule 5.4, FFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of each FFC Subsidiary.  No capital stock (or other equity interest) of any FFC Subsidiary is or may become required to be issued (other than to another FFC Entity) by reason of any Rights, and there are no Contracts by which any FFC Subsidiary is bound to issue (other than to another FFC Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any FFC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any FFC Subsidiary (other than to another FFC Entity).  There are no Contracts relating to the rights of any FFC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any FFC Subsidiary.  All of the shares of capital stock (or other equity interests) of each FFC Subsidiary held by a FFC Entity are fully paid and nonassessable and are owned directly or indirectly by such FFC Entity free and clear of any Lien.  Except as disclosed in Schedule 5.4, each FFC Subsidiary is a national bank, state chartered bank, corporation, limited liability company, limited partnership or limited liability partnership, and each such FFC Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.  Each FFC Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the United States or the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have individually or in the aggregate, a FFC Material Adverse Effect.  The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Bank are insured by the FDIC’s Deposit Insurance Fund.  The minute books and other organizational documents for each FFC Subsidiary have been made available to SPAH for its review, and, except as disclosed in Schedule 5.4, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.5	Exchange Act Filings; Securities Offerings; Financial Statements.

Except as disclosed in Schedule 5.5:

(a) FFC has timely filed and made available to SPAH all Exchange Act Documents required to be filed by FFC since January 1, 2006, (together with all such Exchange Act Documents filed, whether or not required to be filed, the “FFC Exchange Act Reports”).  The FFC Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFC Exchange Act Reports or necessary in order to make the statements in such FFC Exchange Act Reports, in light of the circumstances under which they were made, not misleading.  Each offering or sale of securities by FFC (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.  FFC has delivered or made available to SPAH all comment letters received since January 1, 2006, by FFC from the staffs of the SEC and the Washington State Department of Financial Institutions and all responses to such comment letters by or on behalf of FFC with respect to all filings under the Securities Laws and the Securities Act of Washington.  FFC’s principal executive officer and principal financial officer (and FFC’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to FFC’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither FFC nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.  No FFC Subsidiary is required to file any Exchange Act Documents.

(b) Each of the FFC Financial Statements (including, in each case, any related notes) that are contained in the FFC Exchange Act Reports, including any FFC Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply,  as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects, the consolidated financial position of FFC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c) Each of FFC’s independent public accountants, which have expressed their opinion with respect to the financial statements of FFC and its Subsidiaries whether or not included in FFC’s Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such financial statements, independent registered public accounting firms with respect to FFC within the meaning of the Securities Laws and is registered with the Public Company Accounting Oversight Board.  With respect to FFC, FFC’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.  None of the non-audit services performed by FFC’s independent public accountants for FFC and its Subsidiaries were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by FFC’s audit committee in accordance with the Sarbanes-Oxley Act.

(d) FFC maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning FFC and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer.  FFC has delivered to SPAH copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures.  FFC and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable.

5.6	Absence of Undisclosed Liabilities.

No FFC Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are not set forth therein and are reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheets of FFC as of December 31, 2008 and June 30, 2009, included in the FFC Financial Statements delivered or made available prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  Schedule 5.6 lists and FFC has attached and delivered to SPAH copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act), if any, effected by FFC or its Subsidiaries.  Except as disclosed in Schedule 5.6, no FFC Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount.  Except (x) as reflected in FFC’s balance sheet at June 30, 2009 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since June 30, 2009 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither FFC nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

5.7	Absence of Certain Changes or Events.

(a) Since June 30, 2009, except as disclosed in the FFC Financial Statements delivered or made available prior to the date of this Agreement or as disclosed in Schedule 5.7(a), (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect, and (ii) none of the FFC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FFC provided in this Agreement.

(b) Since June 30, 2009, none of the FFC Entities have issued, transferred, sold, encumbered or pledged the FFC Common Stock, membership interests, shares of or other securities (including securities convertible into or exchangeable for, or options or rights to acquire, shares of FFC Common Stock or other securities) of any FFC Entity.

(c) Since June 30, 2009, except as disclosed in Schedule 5.7(c), none of the FFC Entities have entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements.

5.8	Tax Matters.

Except as disclosed in Schedule 5.8:

(a) All FFC Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns (or extensions for the filings thereof) in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects.  All Taxes of the FFC Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the FFC Entities.  No claim has ever been made by a Taxing Authority in a jurisdiction where any FFC Entity does not file a Tax Return that such FFC Entity may be subject to Taxes by that jurisdiction.

(b) None of the FFC Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any FFC Entity or the Assets of any FFC Entity.  No FFC Entity has Knowledge that any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of any FFC Entity which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period.  None of the FFC Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each FFC Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each FFC Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for such FFC Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the FFC Entities in filing their Tax Returns.

(e) Except as described in Schedule 5.8(e), none of the FFC Entities is a party to any Tax allocation or sharing agreement and no FFC Entity has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the FFC Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Schedule 5.8(g), none of the FFC Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code.  FFC has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.  None of the FFC Entities has been, nor any of the FFC Entities or SPAH will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  None of the FFC Entities nor SPAH will be required to include in its gross income for a taxable period after the Closing Date any income or gain attributable to the FFC Entities as a result of any cash or property received, or an account receivable that arose, in a taxable period prior to the Closing Date and that was not recognized prior to the Closing Date, as a result of the installment method, the completed contract method, Section 263A of the Code or for any other reason.  Any net operating losses of the FFC Entities disclosed in Schedule 5.8(g) are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the FFC Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) No FFC Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by any FFC Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) No FFC Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) No FFC Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m) No FFC Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any FFC Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the FFC Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(n) No FFC Entity (i) has engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law; (ii) has any “excess loss accounts” in respect to the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law; or (iii) has a “dual consolidated loss”, within the meaning of Treasury Regulations Section 1.1503-2.

(o) No FFC Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 5.8, any reference to FFC or any FFC Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with FFC or a FFC Entity.

5.9	Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.

(a) FFC’s allowance for loan losses (the “Allowance”) shown on the balance sheets of FFC included in the most recent FFC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of FFC included in the FFC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit) by the FFC Entities as of the dates thereof.  To FFC’s Knowledge, FFC Financial Statements fairly present the fair market values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof.

(b) As of the date hereof, all loans, discounts and financing leases (in which any FFC Entity is lessor) reflected on the FFC Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Knowledge of FFC, by valid liens and security interests which have been perfected.  Accurate lists of all loans, discounts and financing leases as of June 30, 2009 and on a monthly basis thereafter, and of the investment portfolios of each FFC Entity as of such date, have been and will be delivered to SPAH.  Except as specifically set forth in Schedule 5.9(b), neither FFC nor the Bank is a Party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Knowledge of FFC, otherwise in material default for more than 30 days, (iii) placed on nonaccrual status, or classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by FFC or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer principal shareholder (as such terms are defined in Regulation O) of any FFC Entity who is subject to Regulation O, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

5.10	Assets.

(a) Except as disclosed in Schedule 5.10, or as disclosed or reserved against in the FFC Financial Statements delivered or made available prior to the date of this Agreement, the FFC Entities have good and (to the extent owned) marketable title, free and clear of all Liens, to all of their respective Assets.  All tangible properties used in the businesses of the FFC Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFC’s past practices.

(b) All Assets which are material to FFC’s business on a consolidated basis, held under leases or subleases by any of the FFC Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The FFC Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations.  Except as disclosed in Schedule 5.10(c), none of the FFC Entities have received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any FFC Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any FFC Entity will not be covered by such insurance or bond.  There are presently no claims for amounts exceeding $125,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any FFC Entity under such policies.  FFC has made no claims, and except as disclosed in Schedule 5.10(c), no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of the FFC Entities include all Assets required by FFC Entities to operate the business of the FFC Entities as presently conducted.

5.11	Intellectual Property.

Except as disclosed in Schedule 5.11, each FFC Entity owns or has a license to use all of the Intellectual Property used by such FFC Entity in the course of its business, including sufficient rights in each copy possessed by each FFC Entity.  Each FFC Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such FFC Entity in connection with such FFC Entity’s business operations, and such FFC Entity has the right to convey by sale or license any Intellectual Property so conveyed.  No FFC Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of FFC threatened, which challenge the rights of any FFC Entity with respect to Intellectual Property used, sold or licensed by such FFC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  To FFC’s Knowledge, the conduct of the business of the FFC Entities does not infringe any Intellectual Property of any other person.  No FFC Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  FFC has no Contracts with any of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to a FFC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a FFC Entity, and to FFC’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than a FFC Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a FFC Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a FFC Entity.  No officer, director or employee of any FFC Entity is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any FFC Entity.

5.12	Environmental Matters.

(a) FFC has delivered, or caused to be delivered to SPAH, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any FFC Entity relating to the Participation Facilities, Operating Properties, OREOs, or any other FFC Real Property of any FFC Entity.  To FFC’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by any FFC Entity.

(b) To FFC’s Knowledge, the Participation Facilities, Operating Properties, OREOs and other FFC Real Property of any FFC Entity is, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect.

(c) There is no Litigation pending, or to FFC’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any FFC Entity or any of their Operating Properties, Participation Facilities, OREOs, or any other FFC Real Property, has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any FFC Entity or any of their Operating Properties, Participation Facilities, OREOs,  or any other FFC Real Property, nor is there any reasonable basis for any litigation as described in this Section 5.12(c), except as such is not reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect.

(d) During the period of (i) any FFC Entity’s ownership, lease or operation of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or to FFC’s Knowledge adjacent to or affecting (or potentially affecting), such properties.  Prior to the period of (i) any FFC Entity’s ownership, lease or operation of any of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, to FFC’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility, Operating Property, OREO or FFC Real Property.  During and, to FFC’s Knowledge prior to, the period of (i) FFC Entity’s ownership, lease or operation of any current FFC Real Property, (ii) any FFC Entity’s participation in the management of any Participation Facility, or (iii) any FFC Entity’s holding of a security interest in any Participation Facility or any other FFC Real Property, there have been no violations of any Environmental Laws at such property or facility, including unauthorized alterations of wetlands.

(e) Except as disclosed in Schedule 5.12(e), no FFC Real Property (a) is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et seq., or any similar inventory of sites maintained by any state or locality, or (b) contains any underground storage tanks.

(f) To FFC’s Knowledge, no conditions exist at any FFC Real Property that require, or that with the giving of notice or the passage of time or both will reasonably likely require, in any material respect, any remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law.

5.13	Compliance with Laws.

(a) FFC is a bank holding company duly registered and in good standing as such with the Federal Reserve, except as disclosed in Schedule 5.13(d).  The Bank is chartered by the State of Washington and is validly existing, and its deposits are insured by the FDIC.

(b) Except as disclosed in Schedule 5.13(d), each of the FFC Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(c) Except as disclosed in Schedule 5.13(d), none of the FFC Entities is in Default under any Laws or Orders (not including Environmental Laws) applicable to its business or employees conducting its business.

(d) Except as disclosed in Schedule 5.13(d), since January 1, 2004, none of the FFC Entities has received any notification or communication from any Governmental Authority (i) asserting that FFC or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders (not including Environmental Laws) which such Governmental Authority enforces, (ii) threatening to revoke any Permits (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), or (iii) requiring FFC or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding (not including those relating to environmental matters set forth in Section 5.12 of this Agreement), or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices (not including those relating to environmental matters set forth in Section 5.12 of this Agreement).

(e) Except as disclosed in Schedule 5.13(d), (i) each FFC Entity has conducted its operations in all material respects in compliance with all Requirements of Law; and (ii) there are no (A) unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FFC or any of its Subsidiaries (not including those relating to environmental matters set forth in Section 5.12 of this Agreement) or (B) notices or correspondence received by FFC and FFC does not reasonably expect to receive any notices or correspondence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority (not including those relating to environmental matters set forth in Section 5.12 of this Agreement) with respect to FFC’s or any of FFC’s Subsidiaries’ business, operations, policies or procedures since January 1, 2006.  Except as disclosed in Schedule 5.13(d), there are not any pending or, to FFC’s Knowledge, threatened investigations or reviews of FFC or any of its Subsidiaries on behalf of any Governmental Authority, nor has any Governmental Authority indicated an intention to conduct any investigations or reviews of FFC or any of its Subsidiaries.

(f) None of the FFC Entities nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(g) Each FFC Entity has complied with all Requirements of Law under the Bank Secrecy Act and the USA Patriot Act and applicable regulations promulgated thereunder, and each FFC Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. Part 353.

(h) The Bank has complied and will comply with all Requirements of Law governing and regulating the closing of branch offices of the Bank.

5.14	Labor Relations.

(a) No FFC Entity is the subject of any Litigation asserting that it or any other FFC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other FFC Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any FFC Entity Party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to FFC’s relationship or dealings with its employees, any labor organization or any other employee representative.  There is no strike, slowdown, lockout or other job action or labor dispute involving any FFC Entity pending or threatened and there have been no such actions or disputes in the past five years.  To FFC’s Knowledge, there has not been any attempt by any FFC Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FFC Entity.  Except as disclosed in Schedule 5.14, employment of each employee and the engagement of each independent contractor of each FFC Entity is terminable at will by the relevant FFC Entity without (i) any penalty, liability or severance obligation incurred by any FFC Entity, (ii) and in all cases without prior consent by any Governmental Authority.  No FFC Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except as disclosed in Schedule 5.14.  The term “FFC Benefit Plan” shall include any and all of the FFC Stock Plans and any and all grants, options, rights and other matters associated therewith.

(b) To FFC’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c) No FFC Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any FFC Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any FFC Entity; and no FFC Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.  None of any FFC Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

5.15	Employee Benefit Plans.

(a) FFC has listed in Schedule 5.15(a)(i), and has delivered or made available to SPAH prior to the execution of this Agreement copies of, (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any FFC Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “FFC Benefit Plan,” and collectively, the “FFC Benefit Plans”) and (ii) has listed in Schedule 5.15(a)(ii), each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) in respect of which any FFC Entity or ERISA Affiliate thereof has or reasonably could have any obligation or Liability (each, an “Other Plan”).  Any of the FFC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “FFC ERISA Plan.” No FFC ERISA Plan or Other Plan is a “defined benefit plan” (as defined in Code Section 414(j)), or is subject to Code Section 412 (and for plan years commencing after December 31, 2007, Code Sections 430 and 436) or Title IV of ERISA.

(b) FFC has delivered or made available to SPAH prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2008-50 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each FFC Benefit Plan is in compliance with the terms of such FFC Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws including, with respect to any group health plans, the HIPAA privacy and security rules.  Each FFC ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that is as current as possible under applicable IRS procedures and that is still in effect and applies to the applicable FFC ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter, which when issued, will be as current as possible under applicable IRS procedures and which, when issued, will apply retroactively to the FFC ERISA Plan as amended and as administered.  FFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter, which has been issued by the IRS, and FFC is not aware of any circumstances likely to result in a failure to issue any such favorable determination letter for which it has applied.  FFC has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any FFC Benefit Plan with applicable Laws.  No FFC Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.  Neither FFC nor any ERISA Affiliate has entered into a transaction described in ERISA Sections 4069 or 4212(c).

(d) To FFC’s Knowledge, there has been no oral or written representation or communication with respect to any aspect of any FFC Benefit Plan made to any employee of any FFC Entity which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  Neither FFC nor any administrator or fiduciary of any FFC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject SPAH or any FFC Entity to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA.  There are no unresolved claims or disputes under the terms of, or in connection with, any FFC Benefit Plan other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any FFC Benefit Plan.

(e) All FFC Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the FFC Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL (to the extent required by Law), and distributed to participants of any or all of the FFC Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To FFC’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any FFC Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) No FFC Entity has, or ever has had, any Liability related to, a pension plan or any other plan that is or was subject to Code Section 412 (and for plan years commencing after December 31, 2007, Code Sections 430 and 436)  or ERISA Section 302 or Title IV of ERISA.  There is no Lien nor is there expected to be a Lien under Code Section 430(k) or ERISA Section 303(k) or Tax under Code Section 4971 applicable to any FFC Entity or any FFC Entity’s Assets.  All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by FFC and by each of its ERISA Affiliates.  For plan years beginning after December 31, 2007, any Employee Benefit Plan subject to Code Section 412 has complied with Code Sections 430 and 436.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by any FFC Entity or any ERISA Affiliate thereof and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any FFC Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated or other single-employer plan.  There has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of any FFC Entity or of any ERISA Affiliate thereof.

(i) Except as disclosed in Schedule 5.15(i), no FFC Entity has any Liability for retiree or similar health, life or death benefits under any of the FFC Benefit Plans, or other plan or arrangement, except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B and there are no restrictions on the rights of such FFC Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder.  No Tax under Code Sections 4980B or 5000 has been incurred with respect to any FFC Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Schedule 5.15(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, officer or employee of any FFC Entity from any FFC Entity under any FFC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FFC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any FFC Entity or the rights of any FFC Entity in, to or under any insurance on the life of any current or former officer, director or employee of any FFC Entity, or change any rights or obligations of any FFC Entity with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FFC Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the FFC Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to any FFC Entity and who are eligible to participate in a FFC Benefit Plan pursuant to the terms of such FFC Benefit Plan are in fact eligible to and authorized to participate in such FFC Benefit Plan in accordance with the terms of such FFC Benefit Plan, the Code, ERISA and other applicable Laws.

(m) Neither FFC nor any ERISA Affiliate thereof has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Schedule 5.15(n), there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as FFC presently holds.  Each FFC Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o) Except as disclosed in Schedule 5.15(o), no FFC Benefit Plan holds any employer security (within the meaning of ERISA Section 407(d)(1)) or employer real property (within the meaning of ERISA Section 407(d)(2)); and no commitment has been made that would require any FFC Benefit Plan to hold any such employer security or employer real property.

(p) All contributions and premiums required by applicable Law or the terms of an applicable FFC Benefit Plan to be paid prior to Closing have been or will be timely made or paid in full prior to the Closing.

(q) There has been no act or omission which has given rise to or may give rise to material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Chapters 43, 47 or 68 of the Code for which any of the FFC Entities or any ERISA Affiliate thereof may be liable.

(r) No action has been or reasonably ought to be taken to correct any defects with respect to any FFC Benefit Plan under any IRS correction procedure or any United States Department of Labor fiduciary correction procedure.

(s) No payment permitted, contemplated or required by any FFC Benefit Plan would in the aggregate constitute excess parachute payments as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(t) Each FFC Benefit Plan which constitutes a “group health plan” (as defined in ERISA Section 607(1) or Code Section 4980B(g)(2)) has been operated in material compliance with applicable Law.

(u) There has been no act or omission that would impair or otherwise limit the right or ability of FFC or the Bank, as may be applicable, to unilaterally amend, from time to time, or terminate, any FFC Benefit Plan in those instances where such may be unilaterally amended or terminated.

(v) Each FFC Benefit Plan which is subject to Code Section 409A has been operated and administered in compliance with and otherwise complies with such section.  No tax, interest or penalty has been assessed or incurred pursuant to Code Section 409A in relation to any FFC Benefit Plan.  No stock option, stock appreciation right, stock grant, or other equity-related rights, grants or options associated with any FFC Entity, including the FFC Stock Plans and all grants, options, rights or other matters associated with the FFC Stock Plans, is subject to or required to comply with any provision of Code Section 409A.  Any FFC Benefit Plan and any other requirement to which FFC or any ERISA Affiliate is a party, which is subject to or required to comply with any provision of Code Section 409A is listed in Schedule 5.15(v).

5.16	Material Contracts.

(a) Except as disclosed in Schedule 5.16(a), or otherwise reflected in the FFC Financial Statements, none of the FFC Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by any FFC Entity or the guarantee by any FFC Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S.  government securities or U.S.  government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of FFC’s business and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of FFC’s business), (iii) any Contract which prohibits or restricts any FFC Entity or any personnel of a FFC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any FFC Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $200,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, (viii) any Contract relating to the purchase, sale or lease of real property by or from any FFC Entity and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a FFC Exchange Act Report filed by FFC with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a FFC Exchange Act Report (Contracts referred to in clauses (i) through (ix) of this Section 5.16(a), together with all Contracts referred to in Sections 5.11 and 5.15(a), the “FFC Contracts”).  A true, correct and complete copy of each FFC Contract has been filed as an exhibit to an Exchange Act Document, furnished or made available to SPAH as of the date hereof.

(b) With respect to each FFC Contract and except as disclosed in Schedule 5.16(b): (i) the Contract is in full force and effect; (ii) no FFC Entity is in Default thereunder; (iii) no FFC Entity has repudiated or waived any material provision of any such Contract; (iv) no other Party to any such Contract is, to FFC’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby; and (vi) no consent of any party to such Contract is required in connection with an assignment thereof to SPAH by operation of law or otherwise.  All of the indebtedness of any FFC Entity for money borrowed is prepayable at any time by such FFC Entity without penalty, premium or charge, except as specified in Schedule 5.16(b).

5.17	Properties and Leases.

(a) Except as set forth on Schedule 5.17(a)(i) and except for any lien for current taxes not yet delinquent, FFC and each FFC Subsidiary have good marketable fee simple (with respect to real property) title free and clear of any material Liens, claims, charges, options, covenants, encumbrances or restrictions to all the real and personal property reflected in FFC’s consolidated balance sheet as of December 31, 2008 included in FFC's Annual Report on

Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Schedule 5.17(a)(ii) sets forth a true, correct and complete list of, and describes briefly, all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by any FFC Entity (the “Owned Real Property”), with such properties categorized as Participation Facilities, Operating Properties or OREO.

(b) All leases of real property pursuant to which such real property is leased by or from any FFC Entity (the “Leased Real Property”) and all leases of personal property and all other leases material to any FFC Entity, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by any party thereto or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all FFC's and each FFC Subsidiary's owned and leased buildings and equipment have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted, for their current use.

(c) Schedule 5.17(c) sets forth a true, correct and complete list of all existing leases, subleases, licenses or other occupancy agreements or contracts (collectively “Lease Agreements”) to which any FFC Entity is a party or by which any FFC Entity is bound, and all amendments,  modifications,  extensions and  supplements  thereto,  regardless of whether the terms thereof have commenced; and such schedule sets forth, with respect to each lease, (i) the name of the parties thereto, (ii) the space demised, (iii) the monthly fixed rent and the date through which it has been paid, (iv) the unapplied amount of the security deposit (if any), (v) the  expiration  date, and (vi) any arrears of rents or other payments and the amount thereof.   A true, correct and complete copy of each Lease Agreement has been furnished or made available to SPAH as of the date hereof.

(d) The current use and operation of all FFC Real Property does not violate in any material respect any restrictions, covenants, agreements or Law (including applicable zoning restrictions and ordinances, variances thereto, or conditional use permits of the jurisdictions on which the FFC Real Property is located, health and fire codes and ordinances, and subdivision regulations affecting any of such property) affecting such FFC Real Property and no FFC Entity is in default of the payment of any common area maintenance or similar payments or reimbursements.

(e) There are no condemnation or eminent domain proceedings affecting any FFC Real Property.

5.18	Privacy of Customer Information.

(a) Each FFC Entity is the sole owner of all (i) “nonpublic personal information” as such term is defined in the Privacy Requirements, and (ii) any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) (“Customer Information”) relating to customers, former customers and prospective customers.

(b) Each of the FFC Entities has at all times implemented and maintained reasonable technical, physical and organizational security measures as are appropriate in the circumstances to protect Customer Information against unauthorized or unlawful processing, access, input, disclosure, use, recording, copying, alteration, removal, deletion, accidental loss, corruption, destruction or damage, including:

(i) firewalls, intrusion detection systems, locking file cabinets, and other appropriate physical and electronic security mechanism, including current revisions of all software releases and all software patches;

(ii) utilization of industry-standard or better network access control restrictions and methods of terminating unauthorized network access, including identification to the extent possible of the identify of the Person making such unauthorized access; and

(iii) not making changes that would increase the risk of unauthorized access to FFC’s network.

5.19	Legal Proceedings.

Except as disclosed in Schedule 5.19 and Schedule 5.13(d), there is no Litigation instituted or pending, or, to the Knowledge of FFC, threatened (or unasserted but considered probable of assertion) against any FFC Entity, or against any director, officer, employee or agent of any FFC Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the FFC Entity or Employee Benefit Plan of any FFC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any FFC Entity, except as disclosed in Schedule 5.13(d).  Except as disclosed in Schedule 5.19, no claim for indemnity has been made or, to FFC’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to any FFC Entity and to FFC’s Knowledge, no basis for any such claim exists.

5.20	Reports.

Except as disclosed in Schedule 5.20, since January 1, 2006, in addition to the FFC Exchange Act Reports, each FFC Entity has timely filed all other reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective date, each such report, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21	Books and Records.

FFC and each FFC Entity maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FFC and to maintain accountability for FFC’s consolidated Assets; (c) access to FFC’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of FFC’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.22	Loans to Executive Officers, Directors and Principal Shareholders.

Neither FFC nor the Bank has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director,  executive officer or principal shareholder (as such terms are defined in Regulation O) of FFC, except as permitted by and in conformance with Federal Reserve Regulation O.  Schedule 5.22 lists or otherwise identifies any loan or extension of credit maintained by FFC to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

5.23	Independence of Directors.

FFC’s directors listed on Schedule 5.23, who may be serving on the Board of Directors of the Surviving Corporation after the Closing Date and who are designated as independent on Schedule 5.23, will be “independent” directors of the Surviving Corporation as such term is defined in the rules of the national securities exchange on which the SPAH Common Stock is then listed and in Rule 10A-3 of the Exchange Act.

5.24	Fiduciary Activities.

FFC and each FFC Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of FFC and the FFC Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law.  Neither FFC, any FFC Subsidiary, nor any director, officer or employee of FFC or any FFC Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of FFC and the FFC Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

5.25	Tax and Regulatory Matters; Consents.

None of the FFC Entities or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) and 9.1(c).

5.26	State Takeover Laws.

Each FFC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).

5.27	Stockholders’ Support Agreements.

Each of the directors and executive officers of FFC and the Bank, and each stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) has executed and delivered to SPAH a support agreement in the form of Exhibit C attached hereto (each a “Support Agreement”).

5.28	Brokers and Finders; Opinion of Financial Advisor.

Except for Sandler O’Neill and Keefe Bruyette, neither FFC nor its Subsidiaries, or any of their respective officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby and such total fees payable to Sandler O’Neill and Keefe Bruyette in connection with the Merger will not exceed $10,820,000.  FFC has received the written opinion of Keefe Bruyette, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view, a signed copy of which has been delivered to SPAH.

5.29	No Participation In TARP.

No FFC Entity participates or has a pending application to participate in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.

5.30	Board Recommendation.

The Board of Directors of FFC, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Support Agreements, the Lock-up Agreements and the transactions contemplated hereby and thereby, taken together, are in the best interests of the FFC’s stockholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of FFC Common Stock approve this Agreement, the Merger and the related transactions and to call and hold a special meeting of FFC’s stockholders to consider this Agreement, the Merger and the related transactions.

5.31	Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by any FFC Entity or any Affiliate thereof to SPAH pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any FFC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by SPAH with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c) None of the information supplied or to be supplied by the FFC Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement, and any amendments or supplements thereto, to be mailed to each Party’s stockholders in connection with the Stockholders Meetings will (i) when first mailed to the stockholders of each Party, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, (ii) at the time of the Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication, in light of the circumstances under which they were made, not misleading with respect to the solicitation of any proxy for the Stockholders Meetings.  No other documents to be filed by any FFC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) All documents that any FFC Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.32	Approvals.

As of the date of this Agreement, except as disclosed in Schedule 5.13(d), no FFC Entity has any Knowledge of any reason why all Consents from any Regulatory Authority or Governmental Authority required for the consummation of the transactions contemplated by this Agreement (including the Merger) should not be obtained on a timely basis or conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of FFC or the Bank would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known to SPAH, SPAH would not, in its reasonable judgment, have entered into this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SPAH

SPAH hereby represents and warrants to FFC as follows:

6.1	Organization, Standing, and Power.

SPAH is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  SPAH is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect.  Except as set forth on Schedule 6.1, the minute books and other organizational documents for SPAH have been made available to FFC for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the SPAH Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

6.2	Authority; No Breach By the Agreement.

(a) SPAH has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SPAH, subject to the SPAH Stockholder Approval and the SPAH Warrantholder Approval.  Subject to any necessary approvals referred to in Article 8, this Agreement represents a legal, valid, and binding obligation of SPAH, enforceable against SPAH in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement by SPAH, nor the consummation by SPAH of the transactions contemplated hereby, nor compliance by SPAH with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SPAH’s Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of SPAH under, any SPAH Contract or Permit of SPAH, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a material Default under, or require any Consent pursuant to, any Law or Order applicable to SPAH or any of its material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of NYSE Amex and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by SPAH of the Merger and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

(a) The authorized capital stock of SPAH consists of (i) 200,000,000 shares of SPAH Common Stock, of which 54,112,000 shares are issued and outstanding as of the date of this Agreement (which includes 12,986,879 shares subject to Conversion Rights), and (ii) 1,000,000 shares of SPAH preferred stock, none of which are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of the capital stock of SPAH are, and all of the shares of SPAH Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL.  None of the outstanding shares of capital stock of SPAH have been, and none of the shares of SPAH Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past stockholders of SPAH.

(b) Except as set forth on Schedule 6.3(b), and except for 61,112,000 shares of SPAH Common Stock reserved for issuance pursuant to the SPAH Warrants and the shares reserved for issuance in connection with transactions contemplated by this Agreement, there are no shares of capital stock or other equity securities of SPAH reserved for issuance and no outstanding Rights relating to the capital stock of SPAH.

(c) Except as set forth in Sections 6.3(a) or (b), there are no shares of capital stock or other equity securities of SPAH outstanding and no outstanding SPAH Rights relating to the capital stock of SPAH.

6.4	SPAH Subsidiaries.

SPAH has no Subsidiaries.

6.5	Exchange Act Filings; Securities Offerings; Financial Statements.

(a) SPAH has timely filed and made available to FFC all Exchange Act Documents required to be filed by SPAH since inception (together with all such Exchange Act Documents filed, whether or not required to be filed, the “SPAH Exchange Act Reports”).  The SPAH Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SPAH Exchange Act Reports or necessary in order to make the statements in such SPAH Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by SPAH (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.  SPAH has delivered or made available to FFC all comment letters received since October 10, 2007 by SPAH from the staff of the SEC and all responses to such comment letters by or on behalf of SPAH with respect to all filings under the Securities Laws.  SPAH’s principal executive officer and principal financial officer (and SPAH’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to SPAH’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither SPAH nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

(b) Each of the SPAH Financial Statements (including, in each case, any related notes) contained in the SPAH Exchange Act Reports, including any SPAH Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the financial position of SPAH as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c) Each of SPAH’s independent public accountants, which have expressed their opinion with respect to the financial statements of SPAH included in SPAH’s Exchange Act Reports (including the related notes), is and have been throughout the periods covered by such SPAH Financial Statements, registered public accounting firms with respect to SPAH within the meaning of the Securities Laws and is registered with the Public Company Accounting Oversight Board.  With respect to SPAH, SPAH’s independent public accountants are not and have not been in violation of auditor independence requirements of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.  None of the non-audit services performed by SPAH’s independent public accountants for SPAH were prohibited services under the Sarbanes-Oxley Act and all such services were pre-approved in advance by SPAH’s audit committee in accordance with the Sarbanes-Oxley Act.

(d) SPAH maintains disclosure controls and procedures required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning SPAH is made known on a timely basis to the principal executive officer and the principal financial officer.  SPAH has delivered to FFC copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures.  SPAH and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder to the extent applicable.

6.6	Absence of Undisclosed Liabilities.

SPAH has no Liabilities required under GAAP to be set forth on a balance sheet or in the notes thereto that are not set forth therein and are reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the balance sheet of SPAH as of June 30, 2009, included in the SPAH Financial Statements delivered or made available prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred or paid in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement.  SPAH has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities.  SPAH is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount.  Except (x) as reflected in SPAH’s balance sheet at June 30, 2009 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since June 30, 2009 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, SPAH has no Material Liabilities or obligations of any nature.

6.7	Absence of Certain Changes or Events.

(a) Since June 30, 2009, except as disclosed in the SPAH Financial Statements delivered or made available prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a SPAH Material Adverse Effect, and (ii) SPAH has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SPAH provided in this Agreement.

(b) Since June 30, 2009, SPAH has not issued, transferred, sold, encumbered or pledged the SPAH Common Stock, shares of or other securities (including securities convertible into or exchangeable for, or options or rights to acquire, shares of SPAH Common Stock or other securities) of SPAH.

(c) Since June 30, 2009, SPAH has not entered into or amended any (i) employment agreements or any other type of employment arrangements, (ii) severance or change of control agreements or arrangements, or (iii) deferred compensation agreements or arrangements.

6.8	Tax Matters.

(a) Except as disclosed in Schedule 6.8, SPAH has timely filed with the appropriate Taxing Authorities, all Tax Returns (or extensions for the filing thereof) in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects and all Taxes of SPAH (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of SPAH.  No claim has ever been made by a Taxing Authority in a jurisdiction where SPAH does not file a Tax Return that SPAH may be subject to Taxes by that jurisdiction.

(b) SPAH has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of SPAH or the assets of SPAH.  SPAH has no Knowledge that any Taxing Authority is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed.  No issue has been raised by a Taxing Authority in any prior examination of SPAH which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period.  SPAH has not waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) SPAH has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of SPAH (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (other than in any notes thereto) for SPAH and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of SPAH in filing its Tax Returns.

(e) SPAH is not a party to any Tax allocation or sharing agreement.

(f) At no time since SPAH’s inception has SPAH been was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) SPAH has not made any payments, is not obligated to make any payments, or is not a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code.  SPAH has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.  SPAH is not and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  Neither SPAH nor any FFC Entity will be required to include in its gross income for a taxable period after the Closing Date any income or gain attributable to SPAH as a result of any cash or property received, or an account receivable that arose, in a taxable period prior to the Closing Date and that was not recognized prior to the Closing Date, as a result of the installment method, the completed contract method, Section 263A of the Code or for any other reason.  Any net operating losses of SPAH disclosed in Schedule 6.8(g) are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) SPAH is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) SPAH is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by SPAH is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev.  Proc.  76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) SPAH does not have any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) SPAH has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m) Neither SPAH nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SPAH, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to SPAH, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(n) SPAH has not (i) has engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law; or (ii) has a “dual consolidated loss”, within the meaning of Treasury Regulations Section 1.1503-2.

(o) SPAH has no, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 6.8, any reference to SPAH shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with SPAH.

6.9	Assets.

(a) Except as disclosed or reserved against in the SPAH Financial Statements delivered or made available prior to the date of this Agreement, SPAH has good and (to the extent owned) marketable title, free and clear of all Liens, to all its Assets.  All tangible properties used in the businesses of SPAH are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SPAH’s past practices.

(b) All Assets which are material to SPAH’s business on a consolidated basis, held under leases or subleases, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) SPAH currently maintains insurance, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by peer special purpose acquisition companies that have not consummated an acquisition.  SPAH has not received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to SPAH, any act or occurrence, or that any Asset, officer, director, employee or agent of SPAH will not be covered by such insurance or bond.  There are presently no claims for amounts exceeding $125,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by SPAH under such policies.

SPAH has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of SPAH include all Assets required by SPAH to operate the business of SPAH as presently conducted.

6.10	Intellectual Property.

SPAH owns or has a license to use all of the Intellectual Property used by SPAH in the course of its business, including sufficient rights in each copy possessed by SPAH.  SPAH is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by SPAH in connection with such SPAH’s business operations, and SPAH has the right to convey by sale or license any Intellectual Property so conveyed.  SPAH is not in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of SPAH threatened, which challenge the rights of SPAH with respect to Intellectual Property used, sold or licensed by SPAH in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  To SPAH’s Knowledge, the conduct of the business of SPAH does not infringe any Intellectual Property of any other person.  SPAH is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  SPAH has no Contracts with any of its directors, officers, or employees which require such officer, director or employee to assign any interest in any Intellectual Property to SPAH and to keep confidential any trade secrets, proprietary data, customer information, or other business information of  SPAH, and to SPAH’s Knowledge, no such officer, director or employee is party to any Contract with any Person other than SPAH which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than SPAH or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than SPAH.  No officer, director or employee of SPAH is party to any confidentiality, nonsolicitation, noncompetition or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including SPAH.

6.11	Environmental Matters.

(a) To SPAH’s Knowledge, there are no material violations of any Environmental Laws for which it would be liable that relate to the location of SPAH’s executive offices at 590 Madison Avenue, 32nd Floor, New York.  SPAH does not, and has not since its inception, owned or leased any other real property.

6.12	Compliance with Laws.

(a) SPAH, upon approval by the Federal Reserve and upon consummation of the Merger, will be a bank holding company duly registered with the Federal Reserve.

(b) SPAH has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to its business.

(c) SPAH is not in Default under any Laws or Orders applicable to its business or employees conducting its business.

(d) SPAH has not received any notification or communication from any Governmental Authority (i) asserting that SPAH is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring SPAH (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices.

(e) There (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SPAH; (ii) are no notices or correspondence received by SPAH and SPAH does not reasonably expect to receive any notices or correspondence with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to SPAH’s current business, operations, policies or procedures; and (iii) is not any pending or, to SPAH’s Knowledge, threatened investigation or review of SPAH on behalf of any Governmental Authority, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of SPAH.

(f) None of SPAH or any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Governmental Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.13	Labor Relations.

SPAH currently has four officers. These individuals are not SPAH employees and are not obligated to devote any specific number of hours to SPAH business and devote only as much time as they deem necessary for SPAH business. SPAH does not expect to have any full-time employees prior to the consummation of the Merger.

(a) SPAH is not the subject of any Litigation asserting that has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935, as amended, or comparable state Law) or other violation of state or federal labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment.

(b) SPAH’s employment of each employee, if any, and engagement of each independent contractor, if any, is terminable at will by SPAH without (i) any penalty, liability or severance obligation incurred by SPAH, (ii) and in all cases without prior consent by any Governmental Authority.  SPAH will not owe any amounts to any of its employees, if any, or independent contractors, if any, as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.

6.14	Employee Benefit Plans.

SPAH has no Employee Benefit Plans.

6.15	Material Contracts.

(a) Except as disclosed in Schedule 6.15, or otherwise reflected in the SPAH Financial Statements, none of SPAH, nor any of its respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by SPAH or the guarantee by SPAH of any such obligation (other than trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of SPAH’s business), (iii) any Contract which prohibits or restricts SPAH or any personnel of SPAH from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by SPAH, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $200,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, (viii) any Contract relating to the purchase, sale or lease of real property by or from SPAH and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SPAH Exchange Act Report filed by SPAH with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a SPAH Exchange Act Report (Contracts referred to in clauses (i) through (ix) of this Section 6.15(a), together the “SPAH Contracts”).  A true, correct and complete copy of each SPAH Contract has been filed as an exhibit to an Exchange Act Document, furnished or made available to FFC as of the date hereof.

(b) With respect to each SPAH Contract and except as disclosed in Schedule 6.15(b): (i) the Contract is in full force and effect; (ii) SPAH is not in Default thereunder; (iii) SPAH has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to SPAH’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby.  All of the indebtedness of SPAH for money borrowed is prepayable at any time by SPAH without penalty, premium or charge.

6.16	Properties and Leases

Except for any lien for current taxes not yet delinquent, SPAH has good marketable title free and clear of any material Liens, claims, charges, options, covenants, encumbrances or restrictions to all personal property reflected in SPAH’s consolidated balance sheet as of December 31, 2008 included in SPAH's Annual Report on Form 10-K for the period then ended, and all personal property acquired since such date, except such personal property as has been disposed of in the ordinary course of business.

6.17	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of SPAH, threatened (or unasserted but considered probable of assertion) against SPAH, or against any director, officer, employee or agent of SPAH in their capacities as such, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against SPAH.  No claim for indemnity has been made or, to SPAH’s Knowledge, threatened by any director, officer, employee, independent contractor or agent to SPAH and to SPAH’s Knowledge, no basis for any such claim exists.

6.18	Reports.

Since inception, in addition to the SPAH Exchange Act Reports, SPAH has timely filed all other reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of their respective date, each such report, statement and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.19	Books and Records.

SPAH maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SPAH and to maintain accountability for SPAH’s consolidated Assets; (c) access to SPAH’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of SPAH’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

6.20	Loans to Executive Officers and Directors.

SPAH has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to any director or executive officer of SPAH in violation of Section 402 of the Sarbanes-Oxley Act.

6.21	Independence of Directors.

SPAH’s directors listed on Schedule 6.21, who will be serving on the Board of Directors of the Surviving Corporation after the Closing Date and who are designated as independent on Schedule 6.20, will be “independent” directors of the Surviving Corporation as such term is defined in the rules of the national securities exchange on which the SPAH Common Stock is then listed and in Rule 10A-3 of the Exchange Act.

6.22	Tax and Regulatory Matters; Consents.

Neither SPAH nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) and 9.1(c).

6.23	Brokers and Finders.

Neither SPAH nor any of its officers, directors, employees or Representatives, has employed any broker, finder or investment banker or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other fees in connection with this Agreement or the transactions contemplated hereby.

6.24	Board Recommendation.

The Board of Directors of SPAH, at a meeting duly called and held, has by unanimous vote of the directors present who constituted all of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Warrant Amendment Agreement, the amendments to SPAH’s Certificate of Incorporation and the transactions contemplated hereby and thereby, taken together, are in the best interests of SPAH’s stockholders and warrantholders and (ii) resolved, subject to the terms of this Agreement, to recommend that (1) the holders of the shares of SPAH Common Stock approve the amendments to SPAH’s Certificate of Incorporation set forth in Exhibit A, this Agreement, the Merger and the related transactions and to call and hold a special meeting of SPAH’s stockholders to consider and vote on the amendments to the SPAH Certificate of Incorporation, this Agreement, the Merger and the related transactions and (2) the holders of SPAH Warrants approve the Warrant Amendment Agreement and to call and hold a special meeting of SPAH’s warrantholders to consider the Warrant Amendment Agreement.

6.25	Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by SPAH or any Affiliate thereof to FFC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by SPAH or any Affiliate thereof for inclusion in the Registration Statement to be filed by SPAH with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c)  None of the information supplied or to be supplied by SPAH or any Affiliate thereof for inclusion in the Joint Proxy Statement, and any amendments or supplements thereto, to be mailed to each Party’s stockholders in connection with the Stockholders Meetings, will (i) when first mailed to the stockholders of each Party, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, (ii) at the time of the Stockholders Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication, in light of the circumstances under which they were made, not misleading with respect to the solicitation of any proxy for the Stockholders Meetings.  No other documents to be filed by SPAH or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) All documents that SPAH or any Affiliate is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.26	SPAH Trust Fund.

Provided the conditions to the obligation to consummate the Merger and the related transactions contemplated hereby in Articles 8 and 9 are satisfied or waived as provided in this Agreement, the SPAH Trust Agreement provides that the trust monies shall be released to and available for use by the Surviving Corporation effective as of the Effective Time.  As of the date hereof, SPAH has no Knowledge of any claim, circumstance or event that is reasonably likely to restrict or otherwise impair the release of such monies other than: (i) claims of SPAH’s underwriters with respect to its initial public offering for deferred compensation; (ii) claims for accounting fees related to the Merger and preparation of the Proxy Statement for the SPAH Stockholders Meeting to be undertaken in connection with the Merger; (iii) claims of SPAH Stockholders who vote against the Merger and properly effect conversion of their shares to a portion of the monies held in the trust account (the “Trust Fund”) established pursuant to the SPAH Trust Agreement; and (iv) claims for advisory and related fees by mergers and acquisition advisors currently retained by SPAH or who may be retained by SPAH prior to SPAH’s Stockholders Meeting.

6.27	Prior Business Operations.

SPAH has limited its activities to those activities contemplated in the Prospectus.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of FFC.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of SPAH shall have been obtained, and except as otherwise expressly contemplated herein, FFC shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use commercially reasonable efforts to provide all information requested by SPAH related to loans or other transactions made by FFC with a value equal to or exceeding $1,000,000, (v) consult with SPAH prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000, and (vi) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Failure by SPAH to object to any action set forth in clauses (iv) and (v) of this Section 7.1 within 48-hours of SPAH receiving prior written notice of such action, shall be deemed as consent by SPAH to such action.

7.2	Negative Covenants of the Parties.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Certificate of Incorporation, Articles of Incorporation, Articles of Association, Bylaws or other governing instruments of SPAH or any FFC Entity, as applicable, provided nothing in this Section 7.2(a) shall prohibit either Party from amending its Certificate of Incorporation as contemplated by this Agreement;

(b) (i) modify the Bank’s lending policy (in the case of FFC), incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 except in the ordinary course of the business of SPAH or such FFC Entity, as applicable, consistent with past practices and that are prepayable without penalty, charge or other payment (which exception shall include, for FFC Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S.  government securities or U.S. government agency securities), or (ii) impose, or suffer the imposition, on any Asset of SPAH or such FFC Entity, as applicable, of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of any FFC Entity that is a depository institution, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are set forth in Schedule 7.2);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SPAH or any FFC Entity, or declare or pay any dividend or make any other distribution in respect of either Party’s capital stock;

(d) except for this Agreement and the exercise of FFC Rights that have been granted prior to the date hereof and which shall vest prior to the Effective Time in accordance with their terms, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SPAH Common Stock, FFC Common Stock, any other capital stock of any FFC Entity, or any Rights;

(e) adjust, split, combine or reclassify any capital stock of SPAH or any FFC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SPAH Common Stock or FFC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise (i) in the case of FFC, any shares of capital stock of any FFC Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than in the case of FFC, a wholly owned FFC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)  (i) grant any bonus or increase in compensation or benefits to the employees, officers or directors of SPAH or any FFC Entity, as applicable, except in the case of officers and employees for normal individual increases in compensation in the ordinary course of business consistent with past practice and for any bonuses earned pursuant to any incentive plan duly adopted and approved and existing on the date hereof; (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any FFC director, officer or employee; (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors or agents of SPAH or any FFC Entity, as applicable; (iv) change any fees or other compensation or other benefits to directors of any FFC Entity; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the FFC Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by SPAH or any FFC Entity, except as permitted under the terms of the agreement evidencing such right;

(h) enter into or amend any employment Contract between SPAH or any FFC Entity and any Person (unless such amendment is required by Law) that SPAH or the FFC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) enter into any severance or change of control agreements or arrangements, or deferred compensation agreements or arrangements between SPAH or any FFC Entity and any Person;

(j) adopt any new employee benefit plan of SPAH or any FFC Entity, as applicable, or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of SPAH or any FFC Entity, as applicable other than any such change that is required by Law or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(k) make any change in any Tax or accounting methods or systems of internal accounting controls, except, without the review and consent of the other Party, as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements or GAAP or file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SPAH or any FFC Entity, as applicable, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SPAH or any FFC Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) commence any Litigation other than in accordance with past practice (including collection and foreclosure by FFC on defaulted loans) or settle any Litigation involving any Liability of SPAH or any FFC Entity in excess of $500,000 individually or $1,000,000 in the aggregate, as applicable for money damages or restrictions upon the operations of SPAH or such FFC Entity;

(m) enter into, modify, amend or terminate any material Contract (including any loan Contract with respect to any extension of credit with an unpaid balance exceeding

$1,000,000) or waive, release, compromise or assign any material rights or claims with respect to any material Contract, or in the case of FFC, make any adverse changes in the mix, rates, terms or maturities of its deposits and other Liabilities;

(n) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

Failure by SPAH to object to any action set forth in Sections 7.2(b) (i), 7.2(l) and 7.2(m) within 48-hours of SPAH receiving prior written notice of such action, shall be deemed as consent by SPAH to such action.

7.3	Affirmative Covenants of SPAH.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FFC shall have been obtained, and except as otherwise expressly contemplated herein, SPAH shall; (i) operate its business only in the usual, regular and ordinary course; (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; (iv) use commercially reasonable efforts to provide all information requested by FFC related to loans or other transactions made by SPAH with a value equal to or exceeding $1,000,000, (v) consult with FFC prior to entering into or making any loans or other transactions with a value equal to or exceeding $1,000,000; and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 9.1(b) and 9.1(c) or, or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.  Failure by FFC to object to any action set forth in clauses (iv) and (v) of this Section 7.3 within 48-hours of FFC receiving prior written notice of such action, shall be deemed as consent by FFC to such action.

7.4	Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use commercially reasonable efforts to prevent or promptly to remedy the same.

7.5	Reports.

Each of SPAH, FFC and FFC’s Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.  Each of the SPAH Financial Statements and the FFC Financial Statements prepared after the date of this

Agreement, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present in all material respects the financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

7.6	Claims Against Trust Account.

FFC understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, SPAH may disburse monies from the Trust Fund only: (a) to its public stockholders who exercise their conversion rights or in the event of the dissolution and liquidation of SPAH, (b) to SPAH (less SPAH’s deferred underwriting compensation only) after SPAH consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which SPAH completes a business combination.

FFC agrees that, notwithstanding any other provision contained in this Agreement, FFC does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between FFC on the one hand, and SPAH on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.6 as the “Claims”).  Notwithstanding any other provision contained in this Agreement, FFC hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof.  In the event that FFC commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAH, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of SPAH, whether in the form of money damages or injunctive relief, SPAH shall be entitled to recover from FFC the associated legal fees and costs in connection with any such action, in the event SPAH prevails in such action or proceeding.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Registration Statement; Joint Proxy Statement.

(a) Each of SPAH and FFC agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by SPAH with the SEC and any other filings to be made by either Party, including filings of Current Reports on Form 8-K, with the SEC or any other Regulatory Authority, in connection with the issuance of SPAH Common Stock in the Merger and the consummation of the Merger.  Each of SPAH and FFC agrees to use commercially reasonable efforts to cause the Registration Statement to be filed within ten (10) Business Days of the date of this Agreement and to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Each of SPAH and FFC shall furnish to each other all information concerning them that they may reasonably require in connection with the Registration Statement.  FFC acknowledges and agrees that SPAH shall have primary responsibility for the preparation and filing of the Registration Statement that SPAH shall be entitled to include in the Registration Statement any and all information and disclosure SPAH deems to be reasonably necessary and FFC will not restrict SPAH from filing any amendments to the Registration Statement.

(b) SPAH also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  FFC agrees to furnish SPAH all information concerning FFC, the Bank, and their respective officers, directors, and stockholders as may be reasonably requested in connection with the foregoing.  As a result of the registration of the SPAH Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the stockholders of FFC except to the extent that the transfer of any shares of SPAH Common Stock received by stockholders of FFC is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules.  Notwithstanding the foregoing, the executive officers and directors of FFC, the stockholders beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) and the executive officers and directors of the Bank will be prohibited from selling or transferring shares received pursuant to the Merger for a period of one (1) year from the date such shares are issued, unless such directors or officers cease to be directors or officers of the Surviving Corporation upon consummation of the Merger.

(c) Each of SPAH and FFC agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied by it or any of its respective Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will at the date of the mailing to its stockholders or at the time of the meeting of its stockholders and warrantholders held for the purpose of obtaining the SPAH Stockholder Approval, the SPAH Warrantholder Approval, or the FFC Stockholder Approval, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  Each of SPAH and FFC further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Registration Statement or Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(d) In the case of SPAH, SPAH will advise FFC, promptly after SPAH receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the SPAH Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

8.2	Stockholder and Warrantholder Approvals.

(a) SPAH shall call a stockholders and warrantholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon adoption of this Agreement, the amendments to SPAH’s Certificate of Incorporation set forth in Exhibit A hereto, the Warrant Amendment Agreement and such other related matters as it deems appropriate.  FFC shall call a stockholders meeting, to be held as soon as reasonably practicable after the Joint Proxy Statement is cleared by the SEC, for the purpose of voting upon the adoption of this Agreement and such other related matters as it deems appropriate.  The Parties shall coordinate and cooperate with respect to the timing of such meetings and shall use commercially reasonable efforts to hold such meetings on the same day.

(b) In connection with the Stockholders Meetings, (i) SPAH and FFC shall mail the Joint Proxy Statement to their respective stockholders, (ii) the Boards of Directors of SPAH and FFC shall recommend to their respective stockholders and warrantholders, as applicable, the approval of the matters submitted for approval and (iii) the Boards of Directors and officers of SPAH and FFC shall use commercially reasonable efforts to obtain such stockholder and warrantholder approval; provided that each of SPAH and FFC may withdraw, modify, or change in an adverse manner to the other Party its recommendations of the Board of Directors of such Party if, after having consulted with and based upon the advice of counsel, such Party determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such Party’s Board of Directors under applicable Law.

8.3	Other Offers, etc.

(a) Neither SPAH nor any FFC Entity shall, nor shall either Party authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 8.3(c), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any definitive agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 8.3 shall not prohibit either Party from furnishing nonpublic information regarding itself and in the case of FFC, any FFC Entity, to or entering into a confidentiality agreement or discussions or negotiations with, any Person or

Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) neither SPAH nor any FFC Entity or their respective Representatives or Affiliates, as applicable, shall have violated any of the restrictions set forth in this Section 8.3, (B) the Board of Directors of SPAH or FFC, as the case may be, in its good faith judgment (based on, among other things, the advice of their respective independent financial advisors, including for FFC, Sandler O’Neill, or such other independent financial advisor as the FFC Board may select), that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of SPAH or FFC, as the case may be, concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 8.3, to the stockholders of SPAH or FFC, as the case may be, under applicable Law, (D) (1) at least five Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, the Party gives the other Party written notice of the identity of such Person or Group and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) such Party receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party).  In addition to the foregoing, such Party shall provide the other Party with at least five Business Days’ prior written notice of a meeting of its Board of Directors at which meeting such Board of Directors is reasonably expected to resolve to recommend a Superior Proposal of SPAH or FFC, as the case may be, to its stockholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that such Party hereby agrees promptly to provide to the other Party any revised documentation and any definitive agreement relating to such Superior Proposal.

(b) In addition to the obligations set forth in this Section 8.3, as promptly as practicable, after any of the directors or executive officers of SPAH or FFC, as the case may be, become aware thereof, the applicable Party shall advise the other Party of (x) any request received by it for nonpublic information which such Party reasonably believes could lead to an Acquisition Proposal or (y) any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal.  Each Party shall keep the other Party informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) SPAH and each FFC Entity shall, and shall cause their respective directors, officers, employees and Representatives to immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that, such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.4	Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), including those set forth on Schedule 8.4.  Each of SPAH and FFC agrees to use commercially reasonable efforts to cause the necessary documentation and applications to be filed with the Regulatory Authorities within ten (10) Business Days of the date of this Agreement.  The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.  Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5	Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that, nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.6	Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests; provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.  Between the date hereof and the Effective Time, FFC shall permit SPAH’s senior officers and independent public accountants to meet with the respective senior officers of FFC, including officers responsible for the FFC Financial Statements, the internal controls of FFC and the disclosure controls and procedures of FFC and FFC’s independent public accountants to discuss such matters as SPAH may deem reasonably necessary or appropriate for SPAH to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.  FFC shall permit Representatives of SPAH to attend meetings of FFC’s Board of Directors or any committee thereof as an observer, except that the Chief Executive Officer of SPAH may not attend, unless otherwise permitted by FFC, any portion of such meeting during which this Agreement and the transactions contemplated hereby are discussed or where litigation involving FFC is being discussed and counsel for FFC has advised FFC that the presence of SPAH representatives may jeopardize the attorney/client privilege.

(b) In addition to each Party’s obligations pursuant to Section 8.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable.

8.7	Press Releases.

(a) Prior to the Effective Time, SPAH and FFC shall consult with each other as to the form and substance of any press release, communication with their respective stockholders, or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

(b) In conjunction with, or as soon as practicable following, the execution of this Agreement, the Parties shall jointly prepare and issue a joint press release announcing the Merger and date of the execution of this Agreement.  Any such announcement shall be made following the closing of trading on the NYSE Amex and the NASDAQ.

8.8	Charter Provisions.

Each FFC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FFC Entity or restrict or impair the ability of SPAH to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FFC Entity that may be directly or indirectly acquired or controlled by them.

8.9	Employee Benefits and Contracts.

(a) Following the Effective Time, SPAH shall provide generally to officers and employees of the FFC Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of SPAH Common Stock) on terms and conditions which when taken as a whole are comparable to or better than those then provided by the FFC Entities to their similarly situated officers and employees.  Following the Effective Time, SPAH shall adopt such stock option or other equity plans for officers and employees of the FFC Entities as the board of directors of the Surviving Corporation deems appropriate.  For purposes of participation and vesting under any employee benefit plans of the Surviving Corporation, whether new or existing, the service of the employees of the FFC Entities prior to the Effective Time shall be treated as service with a SPAH Entity participating in such employee benefit plans.

(b) No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to, an employment agreement or employment-related right or entitlement, an employee benefit or employee benefit-related plan, program or other arrangement, a provision of any such plan, program or other arrangement, or an amendment of any such plan, program or other arrangement.

(c) Nothing in this Section 8.9 or any other provision of this Agreement shall prevent or limit or shall be interpreted as preventing or limiting the Surviving Corporation, from and after the Effective Time, from amending, modifying or terminating any Employee Benefit Plan or any other contracts, arrangements, commitments or plans of the Surviving Corporation, SPAH or any FFC Entity; or shall limit the Right of the Surviving Corporation to terminate the employment of any employee at any time.

(d) Simultaneously with the execution of this Agreement, each director and executive officer of FFC and the Bank and each FFC stockholder owning 5% or more of FFC Common Stock (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors), shall execute and deliver to SPAH a Support Agreement in the form attached hereto as Exhibit C.

(e) FFC shall cause each of the directors and executive officers of FFC and the Bank, each FFC stockholder beneficially owning 5% (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) or more of FFC’s outstanding equity securities and each other Person whom FFC reasonably believes may be deemed an “affiliate” of FFC for purposes of Rule 145 under the Securities Act to deliver to SPAH not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit D (a “Lock-up Agreement”), providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of SPAH Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder (and SPAH shall be entitled to place restrictive legends upon certificates for shares of SPAH Common Stock issued to affiliates of FFC pursuant to this Agreement to enforce the provisions of this Section 8.9).  SPAH shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of the purposes of resale of SPAH Common Stock by such affiliates.

(f) The Surviving Corporation will, as of and after the Effective Time, assume and honor all FFC severance and change of control agreements that any FFC Entity had in effect with its officers and directors on July 24, 2009, and which are set forth in Schedule 8.9(f).

8.10	Indemnification.

(a) For a period of six years after the Effective Time, SPAH shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the FFC Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of FFC and each of its Subsidiaries at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the WBCA, the Securities Laws and FDIC Regulations Part 359 promulgated thereunder and by FFC’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not SPAH is insured against any such matter.  Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between SPAH and the Indemnified Party.

(b) SPAH shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts (and FFC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time FFC’s existing directors’ and officers’ liability insurance policy (provided that SPAH or the Surviving Corporation may substitute therefor (i) policies of substantially the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FFC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that none of FFC, SPAH nor the Surviving Corporation shall be obligated to make aggregate premium payments longer than six years in respect of such policy (or coverage replacing such policy) and which exceed, for the portion related to FFC’s directors and officers, 400% of the annual premium payments on FFC’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SPAH or the Surviving Corporation shall use commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount, but shall not be obligated to maintain any insurance coverage to the extent the cost of such coverage exceeds the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.10, upon learning of any such Liability or Litigation, shall promptly notify SPAH thereof in writing.  In the event of any such Litigation (whether arising before or after the Effective Time), (i) SPAH or the Surviving Corporation shall have the right to assume the defense thereof and neither SPAH nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SPAH or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between SPAH or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SPAH or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; provided that SPAH and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither SPAH nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all SPAH’s Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided, further, that neither SPAH nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If SPAH or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SPAH or the Surviving Corporation shall assume the obligations set forth in this Section 8.10.

(e) The provisions of this Section 8.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a) Stockholder and Warrantholder Approvals.  The FFC Stockholder Approval, SPAH Stockholder Approval and the SPAH Warrantholder Approval shall have been received in accordance with applicable Law.

(b) Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of transactions contemplated by this Agreement (including the Merger) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, including those set forth on Schedule 8.4.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner (including any conditions or requirements imposed on Bank and any requirements relating to the raising of additional capital or the disposition of Assets imposed on any FFC Entity).

(c) Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a FFC Material Adverse Effect or a SPAH Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of SPAH (in the case of a Consent obtained by FFC) or in the reasonable judgment of the Board of Directors of FFC (in the case of a Consent obtained by SPAH) would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, SPAH or FFC, as applicable, would not, in its reasonable judgment, have entered into this Agreement.

(d) No Injunctions or Restraints; Illegality.  Except as disclosed on Schedule 5.13(d), no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Exchange Listing.  The shares of Surviving Corporation common stock, and the warrants to purchase shares of Surviving Corporation common stock, issuable pursuant to the Merger shall have been approved for listing on NYSE Amex or the NASDAQ, subject to official notice of issuance.

(f) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

9.2	Conditions to Obligations of SPAH.

The obligations of SPAH to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SPAH pursuant to Section 11.5(a):

(a) Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  There shall not exist inaccuracies in the representations and warranties of FFC set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FFC Material Adverse Effect; provided that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of FFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  FFC shall have delivered to SPAH (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to FFC and in Sections 9.2(a), 9.2(b) and 9.2(i) have been satisfied, and (ii) certified copies of resolutions duly adopted by FFC’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SPAH and its counsel shall reasonably request.

(d) Support Agreements and Lock-up Agreements.  Each director and executive officer of FFC and the Bank and each stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors), shall have executed and delivered to SPAH a Support Agreement in the form attached hereto as Exhibit C.  Each of the directors and executive officers of FFC and the Bank, each FFC stockholder beneficially owning 5% or more of FFC’s outstanding equity securities (other than Barclay’s Global Investors, State Street Bank and Trust Company and other institutional investors) and each other Person whom FFC reasonably believes may be deemed an “affiliate” of FFC for purposes of Rule 145 under the Securities Act shall have executed and delivered to SPAH Lock-up Agreements in the forms attached hereto as Exhibit D.

(e) Warrant Amendment Agreement. SPAH shall have received from Continental Stock Transfer & Trust Company a duly executed Warrant Amendment Agreement in the form attached hereto as Exhibit E.

(f) Tax Matters.  SPAH shall have received a written opinion of counsel from Proskauer Rose LLP, in a form reasonably satisfactory to SPAH dated as of the Effective Time (“SPAH Tax Opinion”) to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code and related matters.  In rendering such opinion, Proskauer Rose LLP will be entitled to receive and rely upon customary certificates and representations of officers of SPAH and FFC.

(g) Conversion Rights.  Less than 10% of the holders of the outstanding shares of SPAH IPO Common Stock shall have voted against the Merger and exercised their Conversion Rights.

(h) Board of Directors and Management.  Since the date of this Agreement, there shall have been no material changes in the members of the Board of Directors of FFC and the management of FFC.

(i) No Material Adverse Change. During the period from the execution of this Agreement to the Effective Date, there shall have occurred or be threatened no event related to or involving FFC and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have an FFC Material Adverse Effect.

(j) Modification of Order.  Each of (i) that certain Cease and Desist Order, dated March 20, 2009, and the related inquiry by the FDIC and the State of Washington, as such matters are more fully described in the Quarterly Report of FFC on Form 10-Q for the fiscal quarter ended on March 31, 2009 and (ii) that certain Written Agreement between FFC and the Federal Reserve dated July 2, 2009, and (iii) that certain Memorandum of Understanding between the Board of Directors of FFC and the Regional Director of the FDIC executed by Frontier on August 20, 2008, shall have been modified in a manner reasonably acceptable to SPAH, including by the elimination of certain provisions and consequences related thereto.

(k) Dissenters Rights.                                           Holders of no more than 10% of the outstanding shares of FFC Common Stock entitled to vote on the Merger shall have exercised their dissenters’ rights.

(l) Consents.                                The consents and approvals of third parties set forth on Schedule 5.17(b) hereto shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon SPAH of any condition, restriction or required undertaking.

9.3	Conditions to Obligations of FFC.

The obligations of FFC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FFC pursuant to Section 11.5(b):

(a) Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of SPAH set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  There shall not exist inaccuracies in the representations and warranties of SPAH set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a SPAH Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of SPAH to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  SPAH shall have delivered to FFC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as they relate to SPAH and in Sections 9.3(a), 9.3(b) and 9.3(f) have been satisfied, and (ii) certified copies of resolutions duly adopted by SPAH’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FFC and its counsel shall request.

(d) Tax Matters.  FFC shall have received a written opinion of counsel from Keller Rohrback L.L.P., in a form reasonably satisfactory to FFC dated as of the Effective Time (“FFC Tax Opinion”) to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code and related matters.  In rendering such opinion, Keller Rohrback L.L.P. will be entitled to receive and rely upon customary certificates and representations of officers of SPAH and FFC.

(e) Fairness Opinion.  FFC shall have received a written opinion of Keefe Bruyette, dated as the date of this Agreement, and confirmed in writing as of the date of the FFC Stockholders Meeting, to the effect that the Merger Consideration is fair, from the financial point of view, to the holders of FFC Common Stock.

(f) No Material Adverse Change. During the period from the execution of this Agreement to the Effective Date, there shall have occurred or be threatened no event related to or involving SPAH, which is reasonably likely, individually or in the aggregate to have SPAH Material Adverse Effect.

(g) Stock Forfeiture.  SP Acq LLC shall have forfeited 8,987,883 shares of SPAH Common Stock held by them and the members of the Board of Directors of SPAH shall have forfeited an aggregate of 465,529 shares of SPAH Common Stock held by them.

(h) Distribution of the SPAH Trust Fund.  SPAH shall have taken all necessary action in accordance with the SPAH Trust Agreement to allow the distribution of all of the assets in the Trust Fund to the Surviving Corporation as of the Effective Time.

ARTICLE 10

TERMINATION

10.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FFC or SPAH, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of SPAH and FFC; or

(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 5 days after the giving of written notice by the non-breaching Party to the breaching Party of such breach; or

(c) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the stockholders of SPAH or FFC fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at SPAH’s Stockholders Meeting or FFC’s Stockholders’ Meeting, respectively, where such matters were presented to such stockholders for approval and voted upon, or (iv) if applicable, holders of 10% or more in interest of the holders of SPAH IPO Common Stock vote against the Merger and exercise their Conversion Rights; or

(d) By SPAH in the event that (i) (w) the Board of Directors of FFC, shall have failed to reaffirm its approval, upon SPAH’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of FFC shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that the FFC stockholders give the FFC Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to SPAH, the recommendation of such Board of Directors to the FFC stockholders that they give the FFC Stockholder Approval, or (y) the Board of Directors of FFC shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten Business Days after commencement of any tender or exchange offer for any shares of FFC Common Stock, the Board of Directors of FFC shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of FFC negotiates or authorizes the conduct of negotiations (and five Business Days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that SPAH is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), prior to obtaining the SPAH Stockholder Approval at the SPAH Stockholders Meeting, the Board of Directors of SPAH has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to FFC in order to approve and permit SPAH to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to SPAH, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five Business Days prior to such termination, SPAH shall deliver notice of such termination and shall, and shall cause its Representatives to, negotiate with FFC in good faith (to the extent FFC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board of Directors of SPAH shall take into account any changes to the financial and other terms of this Agreement proposed by FFC in response to any such written notice by SPAH or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by SPAH and a new five-Business Day period); or

(e) By FFC in the event that (i) (w) the Board of Directors of SPAH, shall have failed to reaffirm its approval, upon FFC’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger, or (x) the Board of Directors of SPAH shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that SPAH stockholders give the SPAH Stockholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to FFC, the recommendation of such Board of Directors to the SPAH stockholders that they give the SPAH Stockholder Approval, or (y) the Board of Directors of SPAH shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten Business Days after commencement of any tender or exchange offer for any shares of SPAH Common Stock, the Board of Directors of SPAH shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders, or (z) the Board of Directors of SPAH negotiates or authorizes the conduct of negotiations (and five Business Days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, or (ii) (provided that FFC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to obtaining the FFC Stockholder Approval at the FFC Stockholders’ Meeting, the Board of Directors of FFC has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to SPAH in order to approve and permit FFC to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to FFC, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the Board of Directors’ fiduciary duties under applicable Law; provided, however, that at least five Business Days prior to such termination, FFC shall deliver notice of such termination and shall, and shall cause its Representatives to, negotiate with SPAH in good faith (to the extent SPAH desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Board of Directors of FFC shall take into account any changes to the financial and other terms of this Agreement proposed by SPAH in response to any such written notice by FFC or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by FFC and a new five-Business Day period); or

(f) By either Party in the event that the Merger shall not have been consummated by December 31, 2009, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1.

10.2	Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 7.6, 8.6(b), 11.1, 11.2, 11.8 and 11.14 shall survive any such termination, and (ii) except as provided in Sections 7.6, 11.1 and 11.2, neither Party shall have any liability to the other upon termination of this Agreement.

10.3	Non-Survival of Representations and Covenants.

Except for Article 2, Article 3, Article 4, Sections 8.6(b), 8.9, 8.10, Article 11 and this Section 10.3, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1	Expenses.

(a)  Except as otherwise set forth in Section 8.11 and this Section 11.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated.  As used in this Agreement, "Expenses" shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Registration Statement and Joint Proxy Statement (as applicable), the solicitation of stockholder approvals and all other matters related to the consummation of the Merger and the other transactions contemplated hereby.

(b)  Notwithstanding the foregoing, if:

(i) SPAH terminates this Agreement pursuant to Section 10.1(b) due to a breach by FFC, either Party terminates pursuant to Section 10.1(c)(iii) or (iv) due to the failure to obtain the FFC Stockholder Approval or either Party terminates pursuant to Section 10.1(f) and, in the case of a termination under Section 10.1(c)(iii) or (iv) or Section 10.1(f), (x) there has been publicly announced and not withdrawn another Acquisition Proposal relating to FFC or (y) FFC has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement, and within 12 months of such termination FFC shall either (A) consummate an Acquisition Transaction or (B) enter into a definitive agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to 5% and 90% amounts in the definition of Acquisition Transaction to 50% and 80%, respectively); or

(ii) SPAH terminates this Agreement pursuant to Section 10.1(d)(i);

then,  FFC shall pay to SPAH, an amount equal to $2,500,000 (the “Termination Fee”).  Each Party hereby waives any right to set-off or counterclaim against such amount.  If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 11.1 in connection with a termination pursuant to Section 10.1(c)(iii) or 10.1(f), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of a definitive agreement with respect to such Acquisition Transaction.  If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 11.1, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of a definitive agreement with respect to such Acquisition Transaction or (ii) two Business Days from the date of termination of this Agreement.  If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 11.1 in connection with a termination pursuant to Section 10.1(b), the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in Section 11.1(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay promptly any fee payable by it pursuant to this Section 11.1, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the then current prime rate (as reported in The Wall Street Journal or such other authoritative source to be agreed upon by the Parties).  The Parties further acknowledge that the agreements contained in Sections 11.1(a) and 11.1(b) are not subject to the requirement that the FFC Stockholder Approval be obtained and that these provisions shall be effective without regard to whether the FFC Stockholder Approval is obtained.

(d) Nothing contained in this Section 11.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by FFC of the terms of this Agreement or otherwise limit the rights of SPAH.

11.2	Brokers, Finders and Financial Advisors.

Except for Sandler O’Neill and Keefe Bruyette, as to FFC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  FFC has provided SPAH with a copy of the engagement letters for Sandler O’Neill and Keefe Bruyette, and such advisors’ expected fees for their services and FFC shall pay all amounts due thereunder at Closing and prior to the Effective Time.

11.3	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9(a) and 8.10.

11.4	Amendments.

This Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided that after any such approval by the holders of FFC Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of FFC Common Stock.

11.5	Waivers.

(a) Prior to or at the Effective Time, SPAH, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFC, to waive or extend the time for the compliance or fulfillment by FFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SPAH under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of SPAH.

(b) Prior to or at the Effective Time, FFC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SPAH, to waive or extend the time for the compliance or fulfillment by SPAH of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of FFC.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

SPAH:	SP Acquisition Holdings, Inc.
590 Madison Ave. 32nd Floor
New York, New York 10022
Telephone: 212-520-2300
Facsimile: 212-520-2301

Attention: Sanford Antignas

Copy to Counsel:	Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Telephone: (212) 451-2300

Facsimile: (212) 451-2222

Attention: Steve Wolosky

and

Sidley Austin LLP
1501 K Street, N.W.
Washington, DC 20005
Telephone:  (202) 736-8267
Facsimile:     (202) 736-8711

Attention: William Eckland

FFC:	FRONTIER FINANCIAL CORPORATION
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Telephone: (425) 514-0700
Facsimile:	(425) 514-0718

Attention: Patrick Fahey

Copy to Counsel:	Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101-3052
Telephone: (206) 623-1900
Facsimile: (206) 623-3384

Attention: Glen P. Garrison

      and

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017-1201
Telephone:  (212) 370-1300
Facsimile:    (212) 370-7889

Attention: Douglas Ellenoff

11.8	Governing Law.

Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided that the laws of the State of Washington apply solely with respect to the merger of a corporation organized under the Laws of such jurisdiction.  Any suit, action or proceeding arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court.  The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any suit, action or proceeding arising out of or relating to this Agreement brought by any Party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.8 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

 Waiver of Jury Trial.  Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, all rights to trial by jury in any suit action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

11.9	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11	Interpretations.

Each of the Parties acknowledges that such Party has reviewed, and has had an opportunity to have its attorneys review, this Agreement and agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement, and any controversy over construction of this Agreement shall be decided without regard to events of authorship.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14	No Third Party Beneficiaries.

(a) Other than as set forth in Section 8.10, no officer, employee or other Person (other than the corporate Parties to this Agreement) shall be or shall be deemed a third party or other beneficiary of this Agreement, or shall have any right or other entitlement in connection with any provision of this Agreement or seek any remedy, or right or entitlement in connection with this Agreement.  No provision of this Agreement constitutes or shall give rise to, or shall be deemed to constitute or give rise to, an employee benefit or employee benefit-related plan, program or other arrangement, a provision of any such plan, program or other arrangement, or an amendment of any such plan, program or other arrangement.

(b) If and to the extent any FFC Benefit Plan is sponsored by FFC, subject to SPAH’s obligations pursuant to Section 8.9(a), SPAH may, by written direction issued prior to Closing, require FFC to take all necessary or appropriate action to terminate each such FFC Benefit Plan or cause the Bank to become the sole sponsor of each such FFC Benefit Plan prior to Closing.  The intent of the preceding sentence is to permit SPAH to avoid becoming a sponsor of any and all FFC Benefit Plans as a result of the Merger.

(c) Without limiting the foregoing, the provisions of Section 8.9 hereof are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (including for the avoidance of doubt, any employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 8.9) under or by reason of any provision of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SP ACQUISITION HOLDINGS, INC.

By:
	Name:	Jack L. Howard
	Title:	Chief Operating Officer and Secretary

FRONTIER FINANCIAL CORPORATION

By:
Name:
Title:

Schedule 8.4

Consents of Regulatory Authorities

1.	Federal Reserve approval of SPAH to become a bank holding company.

2.	Federal Reserve approval of SPAH’s acquisition of and merger with FFC.

2.	Washington State Department of Financial Institutions approval of SPAH’s acquisition of and merger with FFC.